SPA 1                                            Exhibit 2.1

EXECUTION VERSION
Dated _26_ February 2020
G4S PLC and THE BRINK’S COMPANY
SHARE PURCHASE AGREEMENT relating to the sale and purchase of the entire issued share capital of the Companies

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref L-281712

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Table of Contents
Contents    Page

1	Interpretation 1

2	Sale and Purchase 18

3	Consideration 19

4	Not used 20

5	Pre-Closing 20

6	Separation Matters 27

7	Closing 30

8	Post-Closing Adjustment 36

9	Warranties 37

10	Limitation of Liability 39

11	Claims 43

12	Undertakings and Covenants 46

13	Confidentiality 53

14	Insurance 55

15	Other Provisions 57
SIGNATORIES
Schedule 1 Relevant Sellers, Relevant Purchasers & Companies    69
Schedule 2 The Companies and the Subsidiaries    70
Schedule 3 The Properties Clause 6.4    84
Part 1 Particulars of freehold properties    84
Part 2 Details of leasehold properties    88
Part 3A Business Underletting Properties    114
Part 3B Business Assignment Properties    115
Part 3C Interim Sharing Properties    116
Part 3D Reverse Business Underletting Properties    117

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Part 3E Reverse Interim Sharing Properties    118
Part 4 Terms relating to the Business Underletting Properties    120
Part 5 Terms relating to the Business Assignment Properties    134
Part 6 Terms relating to the Interim Sharing Properties    139
Part 7 Terms relating to the Interim Reverse Sharing Properties    140
Schedule 4 Employees    145
Schedule 5 Intellectual Property Rights    152
Schedule 6 Closing Obligations    156
Schedule 7 Part 1 Closing Statement (Clause 8)    159
Schedule 7 Part 2 Form of Closing Statement (Clause 8)    164
Schedule 8 Cash Reconciliation (Clause 7.6)    165
Schedule 9 Warranties given by the Seller under Clause 9.1    169
Schedule 10 Warranties given by the Purchaser under Clause 9.3    192
Schedule 11 Resignation of Directors    193
Schedule 12 Respondents to Seller’s Reasonable Enquiries    195

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Share Purchase Agreement
This Agreement is made on _26_ February 2020
between:

(1)
G4S PLC, a company incorporated in England and Wales with registered number 04992207 and whose registered office is at 5th Floor, Southside, 105 Victoria Street, London, United Kingdom SW1E 6QT (the “Seller”); and

(2)	THE BRINK’S COMPANY, a company incorporated in Virginia with registered number 0261006-1 and whose registered office is at 1801 Bayberry Ct., Richmond, VA 23226, USA (the “Purchaser”).
Whereas:

(A)	The Seller has agreed to sell and procure the sale of the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)	The Purchaser has agreed to purchase and procure the purchase of the Shares and to assume the obligations imposed on the Purchaser under this Agreement.
It is agreed as follows:

1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions
“Accepted Customer Claims” has the meaning given in Clause 7.6.5(ii);
“Accepted Shortfalls” has the meaning given in Clause 7.6.5(i);
“Accounts Date” means 31 December 2018;
“Acquisition Proposal” means any proposal or offer from any person relating to any direct or indirect sale of the Business (or any part thereof) or the Group Companies (or any one thereof) to a third party;
“Administrative Inventory” means the documents (in the form of a ledger account of the relevant Group Company) setting out all physical holdings of Valuables at a Cash Processing Centre;
“Agreed ATM Process” means the agreed processes and procedures for the Balancing set out in Part 2 of Schedule 8;
“Agreed Cash Count Process” means the agreed processes and procedures for the Cash Count in each Cash Processing Centre set out in Part 1 of Schedule 8;
“Agreed New Claims” has the meaning given in Clause 14.4.1;
“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser at the date of this Agreement and initialled for identification by the Seller’s Lawyers and the Purchaser’s Lawyers with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;
“Aggregate EV” means the aggregate of the Bid Amount set out in this Agreement and:

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(i)	the Bid Amount as defined in the Luxembourg Put Option, if closing under the Luxembourg Put Option has taken place before the relevant time;

(ii)	the Bid Amount as defined in the G4Si SPA, if closing under the G4Si SPA has taken place before the relevant time; and

(iii)
the aggregate of the Allocated Bid Amounts (as defined in the Second SPA) for those Companies (as defined in the Second SPA) for which the closing of the transfer of their shares pursuant to the Second SPA has taken place before the relevant time, where “relevant time” shall mean the time at which the amount of the Aggregate EV is to be determined for the purposes of payment of any Claim or Tax Claim under Clause 10.4 and, where a payment of any Claim or Tax Claim has taken place prior to that relevant time but such payment was subject to limitation pursuant to Clause 10.4, the Purchaser may be entitled to a further payment as a result of any increase to Aggregate EV arising from a closing under the Luxembourg Put Option, G4Si SPA or Second SPA having taken place after the relevant time;
“Allocated Bid Amount” means the proportion of the Bid Amount allocated to each relevant Company as set out in the table in Schedule 1;
“Announcements” means the announcements to be made by the Seller and the Purchaser on the date hereof in the Agreed Terms;
“Anti-Corruption Law” means:

(i)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(ii)
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(iii)	the UK Bribery Act 2010; and

(iv)
any other Applicable Law (including any: (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(a)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)
is broadly equivalent to paragraph (i) or (iii) above or was intended to enact the provisions of the OECD Convention described in paragraph (i) above or which has as its objective the prevention of corruption;

“Applicable Law” means any and all national, municipal, territory, state or local statute, enactment, ordinance or other law (including secondary and subordinate legislation, directives, by-laws, regulations, judgments, orders, decisions and rules), interpretations of any laws by any regulatory authority, any treaty or international convention or resolution, as applicable from time to time in any relevant jurisdiction, in each case to the extent that the same is legally binding upon the relevant party (including in relation to Tax);
“Associated Person” means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company;

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“ATM” means an automated teller machine;
“ATM Customer” means a customer who receives ATM Services or CDM Services from a Group Company;
“ATM Services” means replenishment or depletion of Physical Cash to, or from, ATMs, or the servicing, maintenance, repair or operation of ATMs;
“Audited Financial Statements” means the audited combined balance sheets of the Wider Group Companies for the fiscal years ended 31 December 2018 and 31 December 2019 and the related audited combined profit and loss statements of the Wider Group Companies, together with all related notes and schedules thereto accompanied by the unqualified audit reports thereon of the Relevant Accountants, that together meet the requirements for financial statements of businesses acquired in accordance with Rule 3-05 of Regulation S-X (at the materiality level required by Rule 3-05(b)(2)(iii)) and in a form applicable for inclusion in an offering memorandum or registration statement that comply with Regulation S-K and Regulation S-X under the Securities Act;
“Balancing” means, in relation to each ATM and CDM, the first Replenishment to take place following the Closing Date;
“Belgian Company” means G4S Cash Solutions Belgium S.A./N.V.;
“Bid Amount” has the meaning given in Clause 3.1.1;
“Business” means the Cash Business in the Cash Territories and the Secure Solutions Business in the Secure Solutions Territories, but excluding always the Cash Technology Business;
“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in either England or Richmond, Virginia;
“Business IPR” means all Intellectual Property Rights which are used at the date of this Agreement in relation to the Business and which are material to the Business;
“Carve-out Accounts” means the accounts prepared by the Seller’s Group as set out at document 31.5 of the “Confidential Sensitive Information” folder in the Data Room;
“Carve-out Accounts Date” means 31 December 2018;
“Cash Balances” means:

(i)
cash in hand or credited to any account with a financial, lending or similar institution, less outstanding cheques and any pending debits where payments have been made but not yet processed with a financial, lending or similar institution;

(ii)	securities which are readily convertible into cash;

(iii)	any cash owned by the Seller or any Group Company that is required for the operations of the Business in the ordinary course; and

(iv)	the total of the line items identified by an “X” in the “Cash Balances” column of the Closing Statement, but excluding any Physical Cash held by Group Companies on behalf of Cash Solutions Customers which is subject to the provisions of Clause 7.6;

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“Cash Business” means the business of Cash in Transit, Cash Processing and ATM Services in the Cash Territories;
“Cash Count” has the meaning given in Clause 7.6.1(i);
“Cash Count Statements” means the statements that record the outcome of each Cash Count and the comparison with the relevant Administrative Inventory substantially in the form set out in Part 3 of Schedule 8 or as otherwise agreed between the Seller and the Purchaser;
“Cash in Transit” means the collection, delivery or transportation of Physical Cash;
“Cash Pool Facility” has the meaning given in Clause 5.2.4;
“Cash Processing” means sorting, counting, checking or processing of Physical Cash;
“Cash Processing Centre” means a location at which a Group Company processes Valuables for Cash Solutions Customers, a Group Company or a member of the Seller’s Group;
“Cash Reconciliation Process” means the cash reconciliation process set out in Clause 7.6 and Schedule 8;
“Cash Solutions Customer” means a cash solutions customer of a Group Company who owns Valuables which are in the custody of such Group Company at the Relevant Time;
“Cash Technology Brands” means any registered or unregistered trade marks, trade names, brands or logos used by the Seller or the Seller’s Group in connection with Cash Technology Solutions, including but not limited to “G4S”, “Cash360”, “Deposita”, “G4S Pay”, “Retail Solutions”, “CAS”, “Safe Express”, “Terminal Management System”, “COPS”, “CashOps”, “Client Zone”, “Smart Zone”, “Smart View”, “Smart Pay”, “Smart View” and “Cash Manager”;
“Cash Technology Business” means the sale, supply, installation and maintenance of Cash Technology Solutions;
“Cash Technology Solutions” means any products or services (whether marketed under the Cash Technology Brands or otherwise) involving one or more of the following:

(i)	the sale or distribution of Hardware;

(ii)	the sale or distribution of Software; and/or

(iii)	reporting, reconciliation, change orders, tracking or forecasting in connection with Physical Cash, in each case as existing at the date of this Agreement;
“Cash Territories” means each of Belgium, Cyprus, Czech Republic, Dominican Republic, Estonia, Hong Kong Special Administrative Region, Indonesia, Republic of Ireland, Kuwait, Latvia, Lithuania, Luxembourg, Macau Special Administrative Region, Malaysia, Netherlands, Philippines and Romania (but excluding Northern Ireland);
“CDM” means a cash deposit machine;
“CDM Services” means the operation of CDMs and collection of Physical Cash from such machines, excluding CDMs which contain Physical Cash belonging to a Group Company;

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“Claim” means a claim against the Seller for breach of or under this Agreement including any Seller’s Warranty Claim and an Indemnity Claim but excluding a claim for breach of or under Clause 7.6.5 or Clause 8 or a Tax Claim;
“Claims Made Policies” means any insurance policies held by the Seller’s Group and/or a Group Company (including without limitation any directors and officers liability insurance policies) which are in force at the date of this Agreement and which provide cover in relation to Pre-Closing Matters on a claims made basis;
“Clean Team Agreement” means the clean team agreement dated 5 February 2020, between the Seller and the Purchaser pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Group;
“Closing” means the completion of the sale of the Shares pursuant to Clauses 7.1, 7.2 and 7.3;
“Closing Date” means the date on which Closing takes place;
“Closing Statement” means the statement to be prepared, and agreed or determined, in accordance with Clause 8 and Schedule 7;
“Companies” means the companies set out in column (2) of the table in Schedule 1;
“Confidential Information” has the meaning given in Clause 13.2.4(i);
“Confidentiality Agreements” means the confidentiality agreement dated 21 September 2018 and the letter dated 26 April 2019 pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Group, and the Clean Team Agreement;
“Consideration” means the final consideration paid by the Purchaser for the Shares after any adjustment in accordance with Clause 8 and Schedule 7;
“Consignment” means the sealed bags, each with a unique seal number, used in the business of the Group Companies and which contain Valuables;
“Consignment Statement” has the meaning given in Clause 7.6.1(iv);
“Consistent Service Amendments” has the meaning given in Clause 12.2.1(ii)(a);
“Continuing Agreements” means the Deposita Support Agreements;
“Continuing Seller Affiliate Contract” has the meaning given in Clause 6.2.2
“Counterparty” has the meaning given in Clause 12.3.1;
“Customer Confirmation” has the meaning given in Clause 7.6.4(i);
“Cyprus SHA” means the shareholders’ agreement dated 14 March 2017 between G4S Secure Solutions (Cyprus) Ltd and the third party shareholder in respect of T.I.S. Total Integrated Services Limited;
“Data Room” means the electronic data room containing documents and information relating to the Group made available by the Seller online at Merrill DatasiteOne, copies of which are saved in electronic format on USB flash drives and the contents of which are listed in Appendix 1 (which sets out the contents as at 23:59 on 10 February 2020) and Appendix 2 (which sets

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out an agreed list of documents made available after 23:59 on 10 February 2020) to the Disclosure Letter;
“Deferred Consideration” means the amount of £17,824,000 which shall be paid on terms to be agreed between the Purchaser and the Seller;
“Deposita Cash Technology” means Cash Technology Solutions provided by the Seller or a member of the Seller’s Group as part of an integrated Cash Technology Solutions product marketed under the “Deposita” brand;
“Deposita Support Agreements” means Service Support Agreements and Product Supply Agreements relating to the provision of Deposita Cash Technology;
“Disclosure Letter” means the disclosure letter dated on the same date as this Agreement from the Seller to the Purchaser;
“Draft Closing Statement” has the meaning given to it in Clause 8.1;
“Dutch Companies” means G4S Group Holding (Asia) B.V. and G4S Cash Solutions Holdings B.V.;
“Effective Time” means immediately before midnight (local time) on the Closing Date;
“Employee” has the meaning given in Schedule 4;
“Employment Tax” has the meaning given to that term in the Tax Indemnity;
“Encumbrance” means any claim, charge (fixed or floating), mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal, right to acquire, tag-along right or put option right assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing (but excluding: (i) any licences of Intellectual Property Rights; and (ii) any such third party rights under or pursuant to the third party shareholder documents provided to the Purchaser’s Lawyers by the Seller’s Lawyers on a counsel-to-counsel basis prior to the date of this Agreement);
“Estimated Cash” means the Seller’s reasonable estimate of the aggregate of the Group Companies’ Cash Balances;
“Estimated Intra-Group Financing Payables” means, in respect of each Group Company, the Seller’s reasonable estimate of the Intra-Group Financing Payables;
“Estimated Intra-Group Financing Receivables” means, in respect of each Group Company, the Seller’s reasonable estimate of the Intra-Group Financing Receivables;
“Estimated Third Party Indebtedness” means the Seller’s reasonable estimate of the Third Party Indebtedness of the Group Companies;
“Estimated Working Capital” means the Seller’s reasonable estimate of the Working Capital;
“Estimated Working Capital Adjustment” means the amount by which the Estimated Working Capital is greater than the Normalised Working Capital Target (in which case it will be added to the Bid Amount for the purposes of Clause 7.3) or by which it is less than the Normalised Working Capital Target (in which case it will be deducted from the Bid Amount for the purposes of Clause 7.3);

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“Excess Inventory” has the meaning given in Clause 7.6.10;
“Exchange Act” means the United States Securities Exchanges Act of 1934, as amended;
“Existing Deposita Contract” means a contract or agreement regarding the provision of Deposita Cash Technology between an Existing Deposita Customer and a Group Company that is in force at the Closing Date, to the extent relating to a Cash Territory;
“Existing Deposita Customer” means a customer who has entered into an Existing Deposita Contract;
“Existing Financing Arrangements” means all of the banking facilities (including overdraft facilities but excluding the Cash Pool Facility) between any third-party provider of finance and any Group Company that are in place at the date of this Agreement or are entered into by a Group Company before Closing (but excluding any trade debts arising in the ordinary course of business), as detailed in document 6.2 of the “Group-wide documents” folder of the Data Room;
“EY Structure Paper” means Volumes I, II and III of the Project Atlas pre-transaction structure paper prepared by Ernst & Young LLP dated 24 February 2020;
“Fairly Disclosed” means disclosed in reasonable detail and specificity as would enable a reasonable purchaser to identify in all material respects the relevant facts, nature and scope of the matter concerned;
“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 7 for the agreement or determination of the Closing Statement is complete;
“Finance Provider” has the meaning given in Clause 5.4.1(i);
“Fundamental Warranties” means the warranties set out in paragraphs 1.1, 14 and 15 of Schedule 9, and “Fundamental Warranty” means any one of them;
“G4Si SPA” means the share purchase agreement to be entered into between the Seller and the Purchaser for the sale and purchase of the entire issued capital of G4S International Logistics Group Limited;
“G4S Trade Marks” means all Trade Marks owned by any member of the Seller’s Group which have been used by the Group in relation to the Business in the period of 12 months prior to Closing, including in the names and logos set out in Part 3 of Schedule 5;
“Group” means the Group Companies, taken as a whole;
“Group Companies” means the Companies and their Subsidiaries, and “Group Company” means any one of them;
“Group Companies’ Cash Balances” means the aggregate amount of the Cash Balances held by or on behalf of the Group Companies at the Effective Time;
“Group Company Guarantees” has the meaning given in Clause 15.1.4(ii);
“Group Tax Arrangement” has the meaning given to it in the Tax Indemnity;

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“Hardware” means hardware or equipment capable of accepting, storing, checking and/or counting deposits of Physical Cash or dispensing Physical Cash, including smart safes, recyclers and/or any associated hardware or equipment;
“IFRS” means International Financial Reporting Standards endorsed by the EU, being the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee as endorsed under the EU accounting regulations and included in the periodic report showing the status of endorsement by the European Financial Reporting Advisory Group;
“IMS” means Intelligent Maintenance Systems Limited;
“IMS Software” means “Enterprise View” software supplied to the Seller’s Group by IMS as a service;
“Indebtedness” means, in relation to any person, the aggregate indebtedness of such person together with interest accrued, including all obligations under finance leases (as defined under IAS 17) but excluding trading debt or liabilities arising in the ordinary course of trading;
“Indemnified Person” has the meaning given in Clause 6.1.1;
“Indemnity Claim” means a claim under Clause 6.1, Clause 6.3, Clause 6.4 or clause 6.2 of the Second SPA;
“Indonesia SHA” means the shareholders’ agreement dated 20 October 2016 between PT G4S Cash Systems and the third party shareholder in respect of PT G4S Cash Systems;
“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, patents, rights in inventions, design rights, copyrights, database rights, rights in domain names and URLs, and all other similar rights in any part of the world (including in Know-how), whether registered or unregistered, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations and all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
“International Logistics Territories” means each of Australia, Dubai, Germany, Hong Kong Special Administrative Region, People’s Republic of China, Republic of Singapore, Republic of South Africa, Switzerland, Thailand, United Kingdom and United States of America;
“Intra-Group Financing Payables” means the aggregate of all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued (including any amount required to be withheld and accounted for to the Tax Authority on account of Tax), but excluding amounts in respect of Tax) owed by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time including the total of the line items identified by an “X” in the “Intra-Group Financing Payables” column of the Closing Statement, but excluding any item which is included in calculating the Group Companies’ Cash Balances or the Third Party Indebtedness;
“Intra-Group Financing Receivables” means the aggregate of all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued (including any amount required to be withheld and accounted for to the Tax Authority on

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account of Tax), but excluding amounts in respect of Tax) owed by a member of the Seller’s Group (other than a Group Company) to a Group Company as at the Effective Time including the total of the line items identified by an “X” in the “Intra-Group Financing Receivables” column of the Closing Statement, but excluding any item which is included in calculating the Group Companies’ Cash Balances or the Third Party Indebtedness;
“Intra-Group Trading Payables” means all outstanding or accrued liabilities or obligations in the ordinary and usual course of business, and including interest accrued on such amounts and any applicable VAT (other than to the extent that such VAT must be accounted for under the reverse charge procedure such that the relevant supplier is relieved of its liability to account for and pay such VAT) owed by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them, but excluding any item which is included in calculating the Intra-Group Financing Payables;
“Intra-Group Trading Receivables” means all outstanding or accrued liabilities or obligations in the ordinary and usual course of business, and including interest accrued on such amounts and any applicable VAT (other than to the extent that such VAT must be accounted for under the reverse charge procedure such that the relevant supplier is relieved of its liability to account for and pay such VAT) owed by a member of the Seller’s Group (other than a Group Company) to a Group Company as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them, but excluding any item which is included in calculating the Intra-Group Financing Receivables;
“Joint Inspection Team” has the meaning given in Clause 7.6.1;
“Know-how” means industrial and commercial information and techniques, in each case in any form not in the public domain, and including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;
“Kuwait Reorganisation” means the implementation of the Kuwait Reorganisation Steps Plan;
“Kuwait Reorganisation Steps Plan” means the legal steps plan to be prepared by the Seller’s Group after the date of this Agreement in relation to G4S International (NL) B.V. and its subsidiaries in accordance with clause 4.7.3 of the Second SPA;
“LCIA Rules” has the meaning given in Clause 15.16;
“Local Transfer Documents” means such agreements, transfers, conveyances and other documents, as may be required pursuant to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser, to implement the transfer of the Shares on Closing;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), claims, charges, expenses, penalties, actions, proceedings and demands;
“Luxembourg Company” means G4S Cash Solutions (Luxembourg) S.à r.l.;
“Luxembourg Put Option” means the put option agreement between the Seller and the Purchaser dated on or around the date of this Agreement in respect of the entire issued share capital of the Luxembourg Company;

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“Malaysia SHA” means the shareholders’ agreement dated 31 December 2002 between G4S Group Holding (Asia) Limited and the third party shareholder in respect of Safeguards G4S Sdn Bhd;
“Management Accounts” means the unaudited aggregated management accounts of the Group Companies for the financial year ended 31 December 2019 in the Agreed Terms;
“Materials” means all assets and materials owned or used by, or on behalf of, the Group as at the Closing Date;
“Normalised Working Capital Schedule” means the documents set out in sub-folder 30 (Normalised Working Capital schedule) of the “Confidential Sensitive Information” folder in the Data Room;
“Normalised Working Capital Target” means £21,289,000;
“Occurrence Basis Policy” means any insurance policies held by the Seller’s Group and/or a Group Company (including without limitation any directors and officers liability insurance policies) which are in force at the date of this Agreement and which provide cover in relation to any Pre-Closing Matter on an occurrence basis;
“OCS” means OCS Cash Management Solutions Limited;
“OCS Software” means software including “IMS Message Service Software”, “Cash 360 POS Messenger Software”, “Coin Recycler Software” and “Note Recycler Software”’ as supplied and licensed to the Seller’s Group by OCS;
“On Balance Sheet Cash” means Physical Cash which is held at a Cash Processing Centre in respect of which an amount has been credited to a Cash Solutions Customer’s bank account and which is therefore owned by and held on behalf of a Group Company;
“Owned Business IPR” means any Business IPR owned by any Group Company;
“Period End Financial Data” means the period end financial data from 31 January 2019 to 31 December 2019 used for the Seller’s calculation of the Normalised Working Capital Target and included in the Normalised Working Capital Schedule;
“Permitted Claim” means:

(i)
in respect of an Occurrence Basis Policy, a bona fide claim relating to a Pre-Closing Matter (including, but not limited to, a claim which has been notified to the relevant insurer(s) before the Closing Date and is pending or outstanding at the Closing Date under such Occurrence Basis Policy); and

(ii)
in respect of a Claims Made Policy, a claim which has been notified (or which the Seller is entitled, pursuant to such Claims Made Policy, to notify) to the relevant insurer(s) on or before the Closing Date and which is pending or outstanding at the Closing Date;

“Physical Cash” means coins and banknotes;
“Physical Inventory” has the meaning given in Clause 7.6.1(i);
“Plans” means the Relevant Benefit arrangements identified in the Data Room in each folder titled “10 Pensions and other employee plans” as being relevant to the warranty at paragraph 7.6 of Schedule 9 and “Plan” means any of the Plans;

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“Plan Documents” means the documents relating to the Plans;
“Potential Shortfall” has the meaning given in Clause 7.6.4(iii);
“Pre-Closing Customer Claim” has the meaning given in Clause 7.6.4(iv);
“Pre-Closing Matters” means any circumstance, matter or event in relation to the carrying on of the Business at any time on or before the Closing Date and/or any circumstance, matter or event occurring in relation to a Group Company (or the directors and/or officers of a Group Company) at any time on or before the Closing Date;
“Product Supply Agreement” means an agreement entered into by a member of the Seller’s Group and a Group Company prior to the Closing Date to provide Hardware relating to a Deposita Cash Technology Solution;
“Properties” means the properties set out in Part 1 and Part 2 of Schedule 3, and “Property” means any one of them;
“Purchase Price” has the meaning given in Clause 3.1;
“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time (including, from Closing, the Group Companies);
“Purchaser’s Lawyers” means Allen & Overy LLP of One Bishops Square, London E1 6AD, United Kingdom;
“Purchaser’s Structural Change” has the meaning given in the Tax Indemnity;
“Relevant Accountants” means PricewaterhouseCoopers LLP;
“Relevant Benefit” means any pension, lump sum, gratuity, retirement indemnity, deferred compensation payment, or other benefit of a similar nature, given or to be given on retirement, or on death;
“Relevant Failure” has the meaning given in Clause 12.2.1(iv);
“Relevant Purchasers” has the meaning given in Clause 2.1.1(ii);
“Relevant Romanian Conduct” has the meaning given in Clause 6.4;
“Relevant Sellers” has the meaning given in Clause 2.1.1(i);
“Relevant Territory” means:

(i)	in the case of the Cash Business and the Cash Technology Business, the Cash Territories; and

(ii)	in the case of the Secure Solutions Business, the Secure Solutions Territories;
“Relevant Time” means the close of business on the last Friday prior to the Closing Date;
“Relief” has the meaning given in the Tax Indemnity;
“Reorganisation” means the implementation of the Reorganisation Steps Plan as it relates to the Wider Group Companies;
“Reorganisation Indemnity Claim” has the meaning given in Clause 6.1.3;
“Reorganisation Steps Plan” means the legal steps plans prepared by the Seller’s Group as set out at document 1.18 of the “Separation” folder in the Data Room;

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“Replenishment” means the replenishment and collection of Physical Cash from an ATM or CDM;
“Reporting Accountants” means PricewaterhouseCoopers LLP or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, an independent firm of internationally recognised accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;
“Restricted Business” has the meaning given in Clause 12.1.1;
“Restricted Person” means a person or entity that is: (i) listed or referred to on, or owned or controlled (directly or indirectly) by a person or entity listed or referred to on, or acting on behalf of a person or entity listed or referred to on, any Sanctions List; (ii) resident in, incorporated under the laws of, or acting on behalf of a person or entity resident in or organised under the laws of, any country or territory that is the target of and/or subject to any comprehensive country- or territory-wide Sanctions (being, as at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria); or (iii) otherwise a target of Sanctions;
“Retained Group” means the Seller’s Group other than the Wider Group;
“Reverse Transitional Services Agreement” means the local reverse transitional services agreements each between a member of the Seller’s Group and a Group Company (the “Local RTSAs”) (which incorporate the reverse transitional services terms in the Agreed Terms except to the extent that the Seller and the Purchaser agree that those terms are to be amended therein) to be entered into at Closing in respect of the provision of certain services by a Group Company to a member of the Seller’s Group;
“Sanctions” means the economic, financial and trade embargoes and sanctions laws, regulations, rules, export controls and/or restrictive measures administered, enacted or enforced by any Sanctions Authority (in all cases, from time to time in effect);
“Sanctions Authority” means: (i) the United Nations (including the United Nations Security Council), the United States, the European Union, any Member State of the European Union and the United Kingdom; and (ii) the respective governmental, judicial, public or regulatory agencies, authorities or bodies of any of the foregoing, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the European Commission and Her Majesty’s Treasury (“HMT”);
“Sanctions List” means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, a Sanctions Authority (in all cases, from time to time in effect);
“Second SPA” means the share purchase agreement between the Seller and the Purchaser dated on or around the date of this Agreement, relating to the Business in the Baltics, Netherlands, Kuwait, Macau and Philippines for the sale and purchase of the entire issued share capital of: (i) G4S Cash Solutions Philippines Inc.; (ii) G4S Cash Management B.V.;

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(iii) G4S Cash Solutions B.V.; (iv) G4S Cash Solutions Holding (Estonia) OÜ; (v) G4S International (NL) B.V.; and (vi) G4S Valuables Transportation (Macau) Limited;
“Secondment Agreement” has the meaning given in Schedule 4;
“Secure Solutions Business” means business relating to the provision or supply of integrated security solutions, alarms, guarding services, security risk management and/or consulting;
“Secure Solutions Territories” means each of Cyprus, Dominican Republic, Malaysia, Kuwait and Romania;
“Securities Act” means the United States Securities Act of 1933, as amended;
“Seller Affiliate Arrangement” means any contract, agreement or arrangement between one or more members of the Retained Group on the one hand, and one or more of the Group Companies on the other hand, excluding the Continuing Agreements, the Intragroup Financing Payables, the Intragroup Financing Receivables, the Intragroup Trading Payables, the Intragroup Trading Receivables, any agreements required to implement the Reorganisation in accordance with the Reorganisation Steps Plan and any Wider Transaction Document;
“Seller Cash Technology” means proprietary Software, Hardware and/or Cash Technology Solutions owned or manufactured by the Seller or a member of the Seller’s Group including, but not limited to, Deposita Cash Technology, Cash 360, G4S Pay and Retail Cash Solutions;
“Seller Supplied Hardware” has the meaning given to it in Clause 12.5.2;
“Seller Supplied Software” has the meaning given to it in Clause 12.5.1(iii);
“Seller Supplied Software Services” has the meaning given to it in Clause 12.5.1(iii);
“Seller VAT Group” has the meaning given to it in the Tax Indemnity and “Seller VAT Groups” shall be construed accordingly;
“Seller’s Accounts” means the audited consolidated accounts of the Seller’s Group as at, and for the twelve month period ended on, the Accounts Date
“Seller’s Facility Guarantees” means the guarantee and security arrangements given in relation to any Existing Financing Arrangements;
“Seller’s Group” means the Seller and its subsidiaries from time to time (including, prior to Closing, the Group Companies);
“Seller’s Group Guarantees” means any existing securities, guarantees, indemnities or instruments given by, issued by or binding upon the Seller or any member of the Seller’s Group or any person connected with any of them in respect of any liability of the Group Companies (including but not limited to: (i) back-to-back guarantees given by a member of the Seller’s Group in respect of guarantees that are given by a third-party provider in favour of a customer of a Group Company; and (ii) the guarantees given in relation to Existing Financing Arrangements of Group Companies which are listed in document 6.4 of the “Group-wide documents” folder of the Data Room), but excluding the Seller’s Facility Guarantees;
“Seller’s Group Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group), other than Target Group Insurance Policies, maintained by the Seller’s Group under which, immediately prior

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to the Closing Date, any Group Company is entitled to any benefit, and “Seller’s Group Insurance Policy” means any one of them;
“Seller’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ, United Kingdom;
“Seller’s Warranty Claim” means a claim for breach of any Seller’s Warranty but excluding any Tax Warranty Claim;
“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 9 and Schedule 9, and “Seller’s Warranty” means any one of them;
“Senior Employee” means any Employee who is the Managing Director, Finance Director, HR Director, Operations Director, Security Director, Legal Director or Sales Director of: (i) the relevant Cash Business in any Cash Territory; or (ii) the relevant Secure Solutions Business in any Secure Solutions Territory;
“Service Support Agreement” means an agreement entered into by a member of the Seller’s Group and a Group Company prior to the Closing Date to provide services, including Software, relating to Deposita Cash Technology;
“Shares” means all the issued shares in the capital of the Companies;
“Software” means computer programmes, software, firmware, code or databases of any type or description supplied in connection with Hardware or Cash Technology Solutions services;
“SONIA” means the Sterling Overnight Index Average which shall be calculated on the appropriate Reuters screen (or equivalent screen, if no Reuters screen is available) at 11.00 a.m. London time on the day specified for determination of an interest rate;
“State Pension Scheme” means all state pension, health and other social security arrangements to which any Group Company is required to contribute by its domestic law;
“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 and “Subsidiary” means any one of them;
“Surviving Clauses” means Clauses 1, 13 and 15.2 to 15.17, and “Surviving Clause” means any one of them;
“Target Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the Group Companies, and “Target Group Insurance Policy” means any one of them;
“Tax Authority” has the meaning given in the Tax Indemnity;
“Tax Claim” means a Wider Tax Warranty Claim or a Tax Indemnity Claim;
“Tax Indemnity” means the deed of covenant against Taxation in the Agreed Terms to be entered into on or around the date of this Agreement and a “Tax Indemnity Claim” means a claim for breach of, or under, the Tax Indemnity;
“Tax Warranties” means the warranties given by the Seller in paragraph 12 of Schedule 9 and a “Tax Warranty Claim” means a claim for breach of any of the Tax Warranties;
“Taxation” or “Tax” has the meaning given in the Tax Indemnity;
“Third Party Claim” has the meaning given in Clause 11.4;

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“Third Party Indebtedness” means the aggregate amount (together with any accrued interest and any redemption penalties and fees payable) as at the Effective Time of all outstanding Indebtedness owed by the Group Companies to any third party (together with any amounts payable to the third party required to discharge such Indebtedness) less any Indebtedness owed by any third party to any Group Company and shall include any other liabilities that are included within the total of the line items identified by an “X” in the “Third Party Indebtedness” column of the Closing Statement, and, for the purposes of this definition, third party shall exclude: (i) any member of the Seller’s Group; and (ii) any Group Company;
“Trade Marks” means trade marks, service marks, and rights in business, company or trade names, logos, get-up, URLs or domain names, and all other similar rights in any part of the world, whether registered or unregistered, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations and all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
“Transaction” means the proposed acquisition of the Shares by the Purchaser (or, as applicable, a member of the Purchaser’s Group);
“Transaction Documents” means this Agreement, the Disclosure Letter, the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Secondment Agreement and the Tax Indemnity and all other documents entered into pursuant to this Agreement and “Transaction Document” means any one of them;
“Transitional Services Agreement” means: (i) the transitional services agreement in relation to centrally provided services between G4S Corporate Services Limited and the Purchaser in the Agreed Terms (the “Central Services TSA”); and (ii) the local transitional services agreements each between a member of the Seller’s Group and a Group Company which incorporate the Central Services TSA except to the extent the Seller and the Purchaser agree that those terms are to be amended therein (the “Local TSAs”), in each case to be entered into at Closing in respect of the provision of certain services by a member of the Seller’s Group to a Group Company;
“UK Holdco” means G4S Cash Solutions Holdings No. 2 Limited, a company incorporated in England with registered number 12192274 and whose registered office is at 5th Floor Southside, 105 Victoria Street, London, England, SW1E 6QT;
“Valuables” means Physical Cash, bullion, dore (unrefined gold), other precious stones, metals, fine art, documents, stored data, archives, artefacts, diamonds, jewellery or any other valuable items or commodities which can be physically stored by a Group Company;
“VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales;
“Wider Acquisition Documents” means: (i) this Agreement; (ii) the Second SPA; (iii) the G4Si SPA; and (iv) subject to the exercise by the Seller of the put option contained therein, the Luxembourg Put Option, and each a “Wider Acquisition Document”;
“Wider Consideration Amount” means the aggregate of the Consideration and the final consideration (after any adjustments) actually received by the Seller pursuant to clause 3 of the Second SPA, clause 3 of the G4Si SPA and clause 3 of the Luxembourg Put Option;

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“Wider Fundamental Warranties” means the Fundamental Warranties, and the warranties given in paragraph 1.1, 14 and 15 of Schedule 9 to the Second SPA, paragraph 1.1, 14 and 15 of Schedule 9 to the G4Si SPA and paragraph 1.1, 14 and 15 of Schedule 9 to the Luxembourg Put Option;
“Wider Group” means each company which is due to be transferred to a member of the Purchaser’s Group pursuant to any Wider Acquisition Document and each company listed as a “Group Company” in schedule 2 of each such document;
“Wider Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 9 and Schedule 9 to this Agreement, clause 9 and Schedule 9 to the Second SPA, clause 7 and Schedule 9 to the G4Si SPA and clause 9 and Schedule 9 to the Luxembourg Put Option;
“Wider Seller’s Warranty Claims” means all claims for breach of the Wider Seller’s Warranties but excluding any Wider Tax Warranty Claim;
“Wider Tax Warranties” means the warranties given in paragraph 12 of Schedule 9, paragraph 12 of Schedule 9 to the Second SPA, paragraph 12 of Schedule 9 to the G4Si SPA and paragraph 12 of Schedule 9 to the Luxembourg Put Option;
“Wider Tax Warranty Claim” means a claim for a breach of any of the Wider Tax Warranties;
“Wider Transaction Documents” means: (i) the Transaction Documents; (ii) the Second SPA; (iii) the G4Si SPA; (iv) subject to the exercise by the Seller of the put option contained therein, the Luxembourg Put Option; and (v) all other documents entered into pursuant to or in connection with the foregoing;
“Working Capital” means the total of the line items identified by an “X” in the “Working Capital” column of the Closing Statement; and
“Working Capital Adjustment” means the amount by which the Working Capital exceeds the Normalised Working Capital Target (which amount shall be added to the Bid Amount for the purposes of Clause 3.1) or the amount by which the Working Capital is less than the Normalised Working Capital Target (which amount shall be deducted from the Bid Amount for the purposes of Clause 3.1).

1.2	Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies
References to:

1.3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

1.4	References to shares
References to shares shall include, where relevant, quotas.

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1.5	References to subsidiaries and holding companies
A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4
has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	Reference to documents
References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Legal Terms
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	Meaning of “to the extent that” and similar expressions
In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.12	Meaning of “procure”
With respect to any Group Company that has more than 50 per cent. of its share capital legally and beneficially owned by a person that is not: (i) prior to Closing, a member of the Seller’s Group; or (ii) after Closing, a member of the Purchaser’s Group, the word “procure” shall mean the Seller or the Purchaser (as applicable) exercising all of its rights that it is able to

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exercise (whether directly or indirectly) as a minority shareholder of the relevant Group Company.

1.13	Currency Conversion
Except: (i) as otherwise stated in this Agreement; and (ii) in relation to Clause 8 and Schedule 7, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.13:
“Conversion Rate” means the closing spot rate for a transaction between the two currencies in question on the Business Day immediately preceding the Relevant Date as published by Bloomberg or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;
“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)	for the purposes of Clause 5, the date of this Agreement;

(ii)	for the purposes of Clause 10, the date of this Agreement; and

(iii)	for the purposes of Clause 7.5, the date of the Seller’s notification to the Purchaser pursuant to Clause 7.5.

2	Sale and Purchase

2.1	Sale and Purchase of the Shares

2.1.1	On and subject to the terms of this Agreement:

(i)
the Seller shall sell the Shares set out against its name in Schedule 1 and shall procure that each member of the Seller’s Group set out in column (1) of the table in Schedule 1 (together with the Seller, the “Relevant Sellers”) sells the Shares set out against its name; and

(ii)
the Purchaser shall purchase the Shares set out against its name in Schedule 1 and shall procure that each member of the Purchaser’s Group set out in column (4) of the table in Schedule 1 (together with the Purchaser, the “Relevant Purchasers”) purchases the Shares set out against its name.

2.1.2
The Seller covenants and shall procure that the Shares shall be sold and transferred by the Relevant Sellers to the Relevant Purchasers with full legal and beneficial title, free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.1.3
The Seller shall procure that the Relevant Sellers waive and procure that on or prior to Closing any and all rights of pre-emption over the Shares and any shares in a Group Company that would otherwise be triggered by the Transaction are waived irrevocably by the persons entitled thereto.

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2.2	Acquisition Proposals

2.2.1
The Seller agrees that it shall not, and shall procure that members of the Seller’s Group, officers and directors of the Seller and members of the Seller’s Group, and appointed advisers shall not, directly or indirectly, solicit or initiate any inquiries with respect to the making, submission or announcement of, any offer or proposal for an Acquisition Proposal.

2.2.2
The Purchaser acknowledges and agrees that, provided such engagement is, in the opinion of the directors of the Seller (acting in good faith and after consultation with the Seller’s Lawyers) required in order for the directors of the Seller to comply with their fiduciary duties and statutory duty under section 172 Companies Act 2006, the Seller may engage in discussions with any person with respect to any unsolicited Acquisition Proposal that is received by the Seller or any member of the Seller’s Group without a breach by the Seller of its obligations pursuant to Clause 2.2.1 and further may furnish to such person any non-public information with respect to the Acquisition Proposal.

3	Consideration

3.1	Amount
The consideration for the purchase of the Shares under this Agreement shall be an amount in Pounds Sterling equal to:

3.1.1	£256,446,000 (the “Bid Amount”);
plus

3.1.2	the Group Companies’ Cash Balances and the Intra-Group Financing Receivables;
minus

3.1.3	the Third Party Indebtedness and the Intra-Group Financing Payables;
plus or minus

3.1.4	the Working Capital Adjustment,
(together, the “Purchase Price”).

3.2	Payment of Consideration
The Purchase Price shall be paid by way of: (i) cash payments pursuant to Clauses 7.3 and 8.3; and (ii) payment of the Deferred Consideration.

3.3	Allocation of Consideration

3.3.1	The consideration shall be allocated to the Shares on the following basis:

(i)	the Bid Amount shall be allocated as set out in Schedule 1;

(ii)	each of the Estimated Cash, Estimated Intra-Group Financing Receivables, Estimated Intra-Group Financing Payables and the Estimated Third Party

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Indebtedness shall be allocated between the Shares according to the Company or Companies to which such item is attributable and consequently shall be added to (in the case of the Estimated Cash, Estimated Intra-Group Financing Receivables) or deducted from (in the case of the Estimated Intra-Group Financing Payables and the Estimated Third Party Indebtedness) the Bid Amount allocated to those Shares in paragraph (i) above; and

(iii)
the Estimated Working Capital Adjustment shall be allocated between the Shares according to the Company or Companies to which the adjustment is attributable and consequently shall be deducted from or added to, as the case may be, the Bid Amount allocated to those Shares in paragraph (i) above.

3.3.2
The balance of any loans or other financing liabilities owed by one Company (or any of its Subsidiaries) to another Company (or any of its Subsidiaries) shall be deducted from the allocation of the Shares of the Company which owes (or which owns the Subsidiary which owes) such loans or liabilities and shall be added to the allocation of the Shares of the Company which is (or which owns the Subsidiary which is) owed such loans or liabilities.

3.3.3
The initial allocation in Clause 3.3.1 shall be adjusted once the Closing Statement becomes final and binding pursuant to Clause 8.2.1 to reflect the payments made pursuant to Clause 8.3 and the Seller and the Purchaser shall adopt that allocation, as so adjusted, for all Tax purposes save as otherwise required by Applicable Law.

3.3.4
Failing agreement between the parties on the allocation in accordance with this Clause 3.3, the allocation shall be determined by the Reporting Accountants on the application of the Seller or the Purchaser who shall allocate the consideration in accordance with this Clause 3.3. Paragraphs 3.4 to 3.11 of Part 1 of Schedule 7 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this Clause 3.3.

3.4	Treatment of Payments

3.4.1
If any payment is made by the Seller to the Purchaser (or vice versa) in respect of any claim for any breach of this Agreement or pursuant to an indemnity or covenant to pay under this Agreement or under the Tax Indemnity, the payment shall, if and to the extent permitted by law, be treated as an adjustment of the consideration paid under this Agreement by the Purchaser for the Shares to which the payment or claim relates and the consideration shall be deemed to have been reduced (or increased, as the case may be) by the amount of such payment.

3.4.2	If:

(i)
the payment and/or claim relates to the Shares in more than one Company, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the shares in the Companies concerned by reference to the proportions in which the consideration is allocated in accordance with Clause 3.3; or

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(ii)
the payment and/or claim relates to no particular shares in any Company, it shall be allocated rateably to all the Shares by reference to the proportions in which the consideration is allocated in accordance with Clause 3.3, and in each case the consideration shall be deemed to have been reduced by the amount of such payment.

4	Not used

5	Pre-Closing

5.1	The Seller’s Obligations in Relation to the Conduct of Business

5.1.1
The Seller undertakes to procure that between the date of this Agreement and Closing each Group Company shall carry on its business as a going concern in the ordinary course as carried on prior to the date of this Agreement.

5.1.2
Without prejudice to the generality of Clause 5.1.1 and subject to Clauses 5.2, 5.3, 5.4 and 5.7 the Seller undertakes to procure that, between the date of this Agreement and Closing, each Group Company shall not except as expressly contemplated by this Agreement or any Wider Transaction Document or as may be required to give effect to and to comply with this Agreement or any Wider Transaction Document without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed:

(i)
enter into any material agreement or incur any material commitment involving any capital expenditure in excess of £500,000 per item and £1,000,000 in aggregate, in each case exclusive of VAT, other than in the ordinary course of business and materially consistent with past practice;

(ii)
enter into, terminate or amend, in any material respect, any material agreement (including the Indonesia SHA, the Malaysia SHA, the Cyprus SHA, and any other agreements entered into pursuant or in connection thereto) or incur any material commitment which is not capable of being terminated without compensation at any time with 12 months’ notice or less and which involves or may involve total annual expenditure by any Group Company(ies) in excess of £1,000,000, exclusive of VAT, other than in the ordinary course of business and materially consistent with past practice;

(iii)
acquire, or agree to acquire, any material asset involving consideration, expenditure or liabilities in excess of £1,000,000, exclusive of VAT other than in the ordinary course of business and materially consistent with past practice;

(iv)
dispose of, or agree to dispose of or create any Encumbrance in respect of, any material asset in excess of £1,000,000, exclusive of VAT, at below market value other than in the ordinary course of business and materially consistent with past practice;

(v)
give any guarantee, indemnity, suretyship or other agreement (whether or not legally binding) to secure an obligation (whether financial debt or otherwise) of a member of the Seller’s Group or a third party which if called would result in a cost to the Group Companies in aggregate of £1,000,000 or more, other

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than in the ordinary course of business and materially consistent with past practice;

(vi)
incur any additional borrowings or incur any other indebtedness in the nature of borrowings in excess of £1,000,000 and other than: (i) in the ordinary course of business and materially consistent with past practice; (ii) in the case of G4S Cash Solutions (Ireland) Limited, the entry by such company into a new overdraft facility of no more than £20,000,000 on the cessation of such company’s participation in the Cash Pool Facility;

(vii)	create, allot or issue any share capital;

(viii)	repay, redeem or repurchase any share capital;

(ix)	declare, make or pay any dividend or other distribution to shareholders;

(x)	acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture;

(xi)
enter into any contract, commitment or arrangement with the Seller or any member of the Seller’s Group (excluding Group Companies) which is not on arm’s length terms and entered into in the ordinary course of business of the Group;

(xii)
make any loan exceeding £500,000 (other than the granting of any trade credit in the ordinary course of business and materially consistent with past practice) to any person (other than another Group Company);

(xiii)	materially amend its constitutional documents;

(xiv)
change its jurisdiction of residence for tax purposes, make or change any material Tax election, or method of Tax accounting or file any material amended Tax returns unless: (i) in respect of any VAT or Employment Tax matter provided that the Seller shall: (a) inform the Purchaser of such change or filing with respect to a VAT or Employment Tax matter; and (b) inform the Purchaser if a Group Company settles any material Tax Claim, audit or assessment; or (ii) to do so is materially consistent with past practice or consistent with the Closing Statement or the Carve-out Accounts;

(xv)
adopt any changes to its accounting or financial reporting policies (as at the date of this Agreement) other than as required by law or by generally accepted accounting or financial reporting practice;

(xvi)	make any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to any accounts, or changes to its accounting reference date;

(xvii)
make, or announce to any person any proposal to make, any material change or material addition to any retirement benefit of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) or to any pension scheme other than any change required by law or proposed change which has been Fairly Disclosed or is consistent with past practice;

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(xviii)
grant or create, or announce to any person any proposal to grant or create, any additional retirement benefit or take any action or allow any action to be taken in relation to any pension scheme other than in the ordinary course of administering any such scheme or omit to take any action necessary or prudent for the ordinary proper operation of any such scheme;

(xix)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

(xx)	knowingly take any action which would result in the business of the Group Companies being conducted in a manner which is in breach of any applicable law or regulation;

(xxi)
save in the case of Tax claims, institute or settle any legal proceedings in relation to claims exceeding £500,000 except for debt collection in the ordinary course of business and materially consistent with past practice;

(xxii)	enter into any new agreements to lease or rent any real property; or

(xxiii)	make any material amendment to its cybersecurity and business continuity policies and procedures.

5.2	Exceptions to Seller’s obligations in relation to the conduct of Business
Clause 5.1 shall not operate so as to prevent or restrict:

5.2.1
any matter reasonably undertaken by any member of the Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to the Group Company or the Seller’s Group;

5.2.2	any action required to be undertaken to comply with applicable legal or regulatory requirements; or

5.2.3
the Seller or a member of the Seller’s Group from making and receiving payments on behalf of a Group Company pursuant to the Seller’s Group cash pooling arrangements provided that such amounts are repaid to the relevant Group Company by the relevant Seller’s Group member or to the relevant Seller’s Group member by the relevant Group Company prior to Closing; or

5.2.4
the cessation on or immediately prior to Closing of the participation of any Group Company in the overdraft facility made available by Bank Mendes Gans for the purposes of the Seller’s Group’s cash pooling arrangements (the “Cash Pool Facility”), provided, in the case of Clauses 5.2.1, 5.2.2 and 5.2.4, that the Seller shall notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 5.2, shall provide to the Purchaser all such information as the Purchaser may reasonably request and shall, to the extent legally permitted, use reasonable endeavours to consult with the Purchaser in respect of any such action.

5.3	Reorganisation

5.3.1	The Seller may make such amendments to the Reorganisation Steps Plan as the Seller may reasonably determine (acting in good faith) are necessary or desirable to

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address the requirements of any regulatory authority, Tax Authority or central bank or third party shareholder of a Group Company in connection with the Reorganisation, provided that any amendments which will or are likely to, in the reasonable opinion of the Seller (acting in good faith):

(i)
result in any additional liabilities being incurred by the Purchaser or any Group Company that will not be either: (a) fully reflected in the Closing Statement; or (b) subject to full indemnification from the Seller pursuant to the terms of the Tax Indemnity; or

(ii)	change the perimeter of the Transaction (where the “perimeter” is defined by reference to the Business and the Group Companies), shall in each case require the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

5.3.2
The Seller shall provide the Purchaser with written notice of any amendment made under Clause 5.3.1 (including reasonable details of such amendment) promptly following the decision to make such amendment or, where the prior written consent of the Purchaser is required, at the time such consent is requested by the Seller.

5.3.3
Clause 5.1 shall not operate so as to prevent or restrict any action required to be undertaken in accordance with the Reorganisation Steps Plan (as may be amended pursuant to Clause 5.3.1) provided that the Seller shall provide to the Purchaser such information in relation to the Reorganisation (to the extent it is legally permissible and not, in the Seller’s reasonable opinion, commercially sensitive information in respect of the business of the Retained Group) as the Purchaser may reasonably request in writing from time to time and the Seller shall provide the Purchaser with regular updates on the status of the Reorganisation and notify the Purchaser as soon as reasonably practicable if the Seller: (i) identifies any circumstances or interferences that might reasonably be expected to delay or hinder the completion of the Reorganisation (with regard to the Long Stop Date); or (ii) proposes any amendments to the Reorganisation Steps Plan in accordance with Clause 5.3.1.

5.3.4	The provisions of Clauses 5.1.1 and 5.1.2 shall apply to any assets or liabilities of the Business that, prior to completion of the Reorganisation, are not owned by a Group Company.

5.4	Financing facilities

5.4.1	To the extent requested by the Purchaser, the Seller shall, as soon as reasonably practicable between the date of this Agreement and Closing:

(i)	introduce the Purchaser and its representatives to the third-party providers of finance (each a “Finance Provider”) under the Existing Financing Arrangements; and

(ii)
provide reasonable access to and reasonable assistance from those persons within the Seller’s Group (including the treasury team of the Seller’s Group) who are responsible for the procurement and management of the Existing Financing Arrangements,

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in order to assist the Purchaser and members of the Purchaser’s Group in their dealings with those Finance Providers under those Existing Financing Arrangements that the Purchaser wishes to continue after Closing for the benefit of the Group and/or the Business (including, for the avoidance of doubt, in the seeking of any waiver of any change of control or equivalent provisions in the Existing Financing Agreements that are triggered by the Transaction).

5.4.2
Between the date of this Agreement and Closing, the Purchaser shall use its reasonable endeavours (with the assistance of the Seller described in Clause 5.4.1) to seek and obtain, in respect of each Existing Financing Arrangement, the consent of the relevant Finance Provider to the continuation of the Existing Financing Arrangement after Closing without the relevant Seller’s Facility Guarantee.

5.4.3
Between the date of this Agreement and Closing, the Seller may, subject to the consent of the Purchaser (not to be unreasonably withheld or delayed), reduce or procure the reduction of the amount of any facility that is available to the Group Companies under the relevant Existing Financing Arrangements.

5.4.4
Subject to Clause 5.4.5, the Seller and the relevant Group Companies may not, without the consent of the Purchaser (not to be unreasonably withheld or delayed), close and/or terminate, or procure the closure or termination of, any Existing Financing Arrangements (and the release, withdrawal and/or termination of the associated Seller’s Facility Guarantees) prior to Closing.

5.4.5
Subject to Clause 5.4.6, the Seller shall not require the consent of the Purchaser under Clause 5.4.4 to close and/or terminate, or procure the closure or termination of, any Existing Financing Arrangement (provided any such closure or termination shall only take effect immediately prior to or on Closing) and the release, withdrawal and/or termination of the associated Seller’s Facility Guarantees where, prior to Closing:

(i)
the Finance Provider of an Existing Financing Arrangement has agreed to waive any right to repayment of the amounts payable under such Existing Financing Arrangement on or following Closing, but subject to one or more conditions imposed by such Finance Provider that the Purchaser or a member of the Purchaser’s Group could reasonably fulfil but which the Purchaser or member of the Purchaser’s Group elects not to agree to or fulfil;

(ii)
the Finance Provider of an Existing Financing Arrangement has accelerated the amounts payable under such Existing Financing Arrangement (in accordance with the terms of the Existing Financing Arrangements).

5.4.6	Clause 5.4.5 shall not apply in respect of any Existing Financing Agreement that is not supported by a Seller’s Facility Guarantee.

5.5	Insurance
Without prejudice to the generality of Clause 5.1.1, between the date of this Agreement and Closing the Seller shall and/or shall procure that the relevant members of the Seller’s Group shall maintain in force all Target Group Insurance Policies and all Seller’s Group Insurance Policies inter alia for the benefit of the Group Companies.

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5.6	Exclusion of Group Companies from Group Tax Arrangements and Seller VAT Groups

5.6.1
As soon as reasonably practicable after Closing, the Seller shall procure that (if not already done) the necessary notifications or applications are made to the relevant Tax Authority for the exclusion of each Group Company from the Group Tax Arrangements and/or Seller VAT Groups of which it forms part or to which it is a member, such exclusion to take effect from Closing or, if the relevant Tax Authority does not permit this, at the earliest date following Closing permitted.

5.6.2
Pending the taking effect of the applications referred to in Clause 5.6.1 and for so long thereafter as may be necessary, each of the Seller and the Purchaser shall procure that such information is provided to the other as may reasonably be required to enable all tax returns that are required to be made in relation to such Group Tax Arrangements and Seller VAT Groups.

5.7	Rectification undertaking
In addition and without prejudice to the steps identified in the Reorganisation Steps Plan and any other obligations of the Seller contained in this Agreement between the date of this Agreement and Closing, the Seller will:

5.7.1
use its reasonable endeavours to procure that the deficiencies or non-compliances in respect of the relevant Group Companies share capital, statutory registers or licences described below (and further detailed in the Disclosure Letter) are rectified prior to Closing:

(i)	CH001: hold annual general meeting and take steps (if available) to rectify for missing statutory deadline of 6 months post 31 December 2018;

(ii)	US102: updating of share register to reflect share capital held by Group Companies for the 5-year period prior to the date of this Agreement;

(iii)	IE100:

(a)	reconstitution of statutory registers relating to the period of seven years prior to the date of this Agreement;

(b)
remedial steps to rectify inconsistencies with regard to share capital in annual return filings and other historical filings with the Companies Registration Office of Ireland relating to the period of seven years prior to the date of this Agreement; and

(iv)	BE003: make all necessary filings required to effect removal of Jean-Paul Van Avermaet as managing director of BE003.

5.8	Other Seller’s obligations prior to Closing
Without prejudice to the generality of Clause 5.1.1, prior to Closing the Seller shall, and shall procure that the Group Companies shall, allow the Purchaser and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Group, including providing any information concerning the Group reasonably requested by the Purchaser or its agents in connection with the Transaction, provided that the obligations of the Seller under this Clause 5.8 shall not extend to allowing

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access to information: (i) which is reasonably regarded by the Seller as confidential to the activities of the Seller or any member of the Seller’s Group otherwise than in relation to the Group Companies; or (ii) which is commercially sensitive information of any Group Company (unless and to the extent the Seller agrees to share such information under a clean team or other arrangement and in compliance with Applicable Law); or (iii) if such information cannot be shared with the Purchaser prior to Closing due to Applicable Law or confidentiality obligations to a third party.

5.9	Audited Financial statements

5.9.1	Subject to Clause 5.9.4, the Seller shall:

(i)	appoint the Relevant Accountants to prepare the Audited Financial Statements;

(ii)
use all reasonable endeavours to procure that the Relevant Accountants prepare the Audited Financial Statements for delivery to the Group Companies no later than the date falling 65 days after the date of this Agreement; and

(iii)	provide the Relevant Accountants with such information and reasonable assistance as required in connection with the preparation of the Audited Financial Statements.

5.9.2
The Seller hereby consents to the inclusion or incorporation by reference of the Audited Financial Statements in any registration statement, offering memorandum, report or other filing of the Purchaser or any member of the Purchaser’s Group that are required to be included or incorporated by reference to satisfy:

(i)	any applicable rule or regulation of the SEC; or

(ii)	relevant disclosure obligations of the Purchaser or any member of the Purchaser’s Group under the Securities Act or the Exchange Act; and
the Seller shall use reasonable endeavours to cause the Relevant Accountants to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of the Wider Group Companies in any such registration statement, offering memorandum, report or other filing of the Purchaser or any member of the Purchaser’s Group, and the Seller shall use its reasonable endeavours to cause representation letters, in form and substance reasonably satisfactory to the Purchaser (acting reasonably), to be executed and delivered by the Relevant Accountants in connection with obtaining such consent.

5.9.3
Subject to Clause 5.9.4, the Seller shall cooperate with the Purchaser in connection with the preparation by the Purchaser of any pro forma financial statements (including monthly pro forma financial statements, if relevant) of the Purchaser or any member of the Purchaser Group that are derived in part from the financial statements of the Group Companies that the Purchaser or any member of are required to be included or incorporated by reference in any registration statement, report or other filing of the Purchaser or any member of the Purchaser Group to satisfy:

(i)	any applicable rule or regulation of the SEC; or

(ii)	the relevant disclosure obligations of the Purchaser or any member of the Purchaser Group under the Securities Act or the Exchange Act.

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5.9.4
The Purchaser shall indemnify the Seller and each member of the Seller’s Group for all fees and expenses of the Relevant Accountants incurred by the Seller’s Group (excluding any fees and expenses incurred by the Group Companies that are payable after Closing) in connection with the preparation of the Audited Financial Statements and any other reasonable third party costs and expenses properly incurred by the Seller’s Group (excluding any third party costs and expenses incurred by the Group Companies that are payable after Closing) pursuant to this Clause 5.9 for which invoices are delivered to the Purchaser.

6	Separation Matters

6.1	Reorganisation indemnity

6.1.1
Save to the extent provided for in the Closing Statement, or in relation to any Losses in respect of Tax (to which the provisions of the Tax Indemnity shall apply) or in relation to the Purchaser’s Structural Change, following Closing the Seller shall indemnify and keep indemnified the Purchaser and each member of the Purchaser’s Group (including from Closing each Wider Group Company) (each an “Indemnified Person”) for all Losses suffered by the Purchaser or a Wider Group Company as a direct result of any failure before Closing (including, for the avoidance of doubt, any steps taken prior to the date of this Agreement) by a Wider Group Company or the Seller to implement the Reorganisation Steps Plan and the Kuwait Reorganisation Steps Plan in any respect including, but not limited to, any Losses suffered or incurred by the Purchaser or a Wider Group Company arising directly out of:

(i)	the Reorganisation and the Kuwait Reorganisation (or any part of it) subsequently being unwound or declared void in whole or in part by a court of competent jurisdiction; or

(ii)
any failure by the Seller or any member of the Seller’s Group (including, before Closing, a member of the Wider Group) to implement the Reorganisation and the Kuwait Reorganisation in accordance with Applicable Law.

6.1.2
The Purchaser agrees and undertakes that before making a claim under Clause 6.1.1, it shall afford the Seller, by written notice, a 60-day period to remedy the matter giving rise to such claim (to the extent a remedy is possible).

6.1.3
If any claim is made by a third party against an Indemnified Person (an “Reorganisation Indemnity Claim”) in respect of which indemnification may be sought under Clause 6.1.1, the Purchaser shall give notice to the Seller as soon as reasonably practicable setting out all relevant available details of the relevant Reorganisation Indemnity Claim. Failure to give notice to the Seller shall not relieve the Seller from any liability under this Clause 6.1, save to the extent such failure prejudices the Seller.

6.2	Intragroup Arrangements

6.2.1	The parties agree and acknowledge the Continuing Agreements shall continue in force following Closing.

6.2.2	Between the date of this Agreement and Closing, the parties will collaborate with each other to identify any Seller Affiliate Arrangements that both parties wish to continue

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in force following Closing and any such Seller Affiliate Arrangements that both parties agree will continue in force after Closing shall be referred to as a “Continuing Seller Affiliate Contract”.

6.2.3
Save as specifically provided for in Schedule 3, Schedule 5, the Transitional Services Agreement, the Reverse Transitional Services Agreement, the Secondment Agreement, the Continuing Agreements and any Continuing Seller Affiliate Contract, the Seller and the Purchaser agree and the Seller shall procure that each Seller Affiliate Arrangement in existence immediately prior to Closing shall terminate on Closing, without liability to any parties thereto (but without prejudice to any payments already accrued thereunder).

6.3	Securicor Ireland Pension Funds

6.3.1
The Seller shall indemnify and keep indemnified each Indemnified Person in respect of any and all Losses which the Indemnified Person may suffer arising out of or in connection with any claim or assertion by any current or former employee, director or other officer (or any spouse, child or dependant thereof) of G4S Cash Solutions (Ireland) Ltd to retirement or survivors' benefits:

(i)	under the Securicor Ireland Limited Pension Fund Scheme “A” (PB43746);

(ii)	under the Securicor Ireland Limited Pension Fund Scheme “B” (PB43747); or

(iii)
calculated at a particular rate, level or amount or otherwise calculated on a defined benefit basis other than that provided for under the G4S Cash Solutions Ireland Limited Gratuity Scheme (Pensions Authority reference number PB277649), provided that no member of the Purchaser’s Group (including the Group Companies from Closing) has induced or promoted such a claim or assertion.

6.3.2
For the purposes of Clause 6.3.1, Losses shall include but not be limited to any Losses suffered by an Indemnified Person arising out of or in connection with a claim by a trustee (or former trustee) of the Securicor Ireland Limited Pension Fund Scheme “A” (PB43746) or the Securicor Ireland Limited Pension Fund Scheme “B” (PB43747) to be indemnified by an Indemnified Person in respect of such a claim or assertion to retirement or survivors’ benefits.

6.3.3
The Purchaser shall pay to the Seller an amount equal to any Taxation which is or has been saved by the Purchaser, any Group Company or any member of the Purchaser’s Group as a result of the circumstances giving rise to any payment falling due from the Seller under this Clause 6.3 (including any contribution by the Purchaser, any Group Company or any member of the Purchaser’s Group to the Securicor Ireland Limited Pension Fund Scheme “A” (PB43746) or the Securicor Ireland Limited Pension Fund Scheme “B” (PB43747)), unless such saving has led to a Purchase Price increase (within the meaning of clause 1.8 of the Tax Indemnity). The Purchaser shall procure that each member of the Purchaser’s Group takes all reasonable endeavours to obtain such a saving, and shall account for the amount to the Seller no later than one (1) calendar month after such saving is obtained. The Purchaser shall, or shall procure that the Group Company or member of the Purchaser’s Group concerned shall, supply to the Seller such information as it may reasonably require to verify the

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amount of the saving. Notwithstanding any other provision of this Agreement, Clause 15.10.4 shall not apply to a payment by the Purchaser to the Seller under this Clause 6.3.3.

6.4	Other indemnities
The Seller shall indemnify and keep indemnified each Indemnified Person for all Losses suffered by the Indemnified Person arising out of or in connection with the decision of the Competition Council of Romania dated 23 April 2018 finding that G4S Cash Solutions SRL and G4S Secure Solutions SRL had infringed Article 5(1) of the Competition Law No. 21/1996 (republished in 2016) in relation to pricing of certain security services (the “Relevant Romanian Conduct”), including without limitation any claims and litigation resulting from the Relevant Romanian Conduct and, for the avoidance of doubt, any continuation of the appeal proceedings disclosed in the Disclosure Letter. but excluding, for the avoidance of doubt, fines, fees, interest and other amounts paid by G4S Cash Solutions SRL and G4S Secure Solutions SRL or a Group Company on or before Closing.

6.5	Transitional Services Agreements

6.5.1	The parties (each acting reasonably and in good faith) shall, as soon as reasonably practicable after the date of this Agreement and in any case by no later than Closing:

(i)	meet to review the scope and final form of the services schedules (including service descriptions) to each of the Transitional Services Agreement and the Reverse Transitional Services Agreement; and

(ii)
to the extent not otherwise required by the Tax Indemnity, work together to agree certain central tax services in a services schedule to the Central Services TSA for tax compliance support in respect of transfer pricing documentation, global country-by-country tax reporting and audit support (in each case, only in respect of the Straddle Periods and Pre-Closing Tax Periods as defined in the Tax Indemnity).

6.5.2
If, prior to Closing, the parties agree any changes in writing to the services schedules as referred to in paragraph (i) above or any new tax services schedule as referred to in paragraph (ii) above, the relevant services schedules in the Transitional Services Agreement and the Reverse Transitional Services Agreement (as the case may be) shall be amended accordingly. For the avoidance of doubt, failure by the parties to reach agreement on any amendments to the existing schedules or any new central tax services as referred to above shall not delay Closing or closing of any Wider Acquisition Document and the parties and the seller and the purchaser under each of the Wider Acquisition Documents shall satisfy their respective relevant closing obligation by delivering the relevant Transitional Services Agreement or Reverse Transitional Agreement (as the case may be) in the Agreed Terms.

6.6	Properties
The provisions set out in Schedule 3 shall apply in relation to property matters.

6.7	Employees
The provisions set out in Schedule 4 shall apply in relation to employment matters.

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6.8	Intellectual Property Rights
The provisions set out in Schedule 5 shall apply in relation to Intellectual Property Rights.

7	Closing

7.1	Date and place
Closing shall take place at the offices of the Seller’s Lawyers on 30 March 2020 (to provide the Seller and the Purchaser with sufficient time between the date of this Agreement and Closing to plan for the Cash Reconciliation Process) or at such other location, time or date as may be agreed between the Purchaser and the Seller. The parties will discuss in good faith whether it is possible to defer the date of Closing to a date that is after 30 March 2020.

7.2	Closing events
On Closing, the parties shall comply with their respective obligations specified in Schedule 6. The Seller may waive some or all of the obligations of the Purchaser as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Seller as set out in Schedule 6.

7.3	Payment on Closing
On Closing, the Purchaser shall pay to the Seller, an amount in cash in immediately cleared funds in Pounds Sterling which is equal to:

(i)	the Bid Amount;
plus

(ii)	the Estimated Cash and the Estimated Intra-Group Financing Receivables;
minus

(iii)	the Estimated Third Party Indebtedness and the Estimated Intra-Group Financing Payables;
plus or minus

(iv)	the Estimated Working Capital Adjustment;
minus

(v)	the amount of the Deferred Consideration.

7.4	When Closing shall have taken place

7.4.1
All documents and items delivered at Closing pursuant to Clause 7.2 and Schedule 6 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall have taken place pursuant to Clause 7.4.2.

7.4.2	Simultaneously with:

(i)
delivery of all documents and items required to be delivered at Closing pursuant to Clause 7.2 and Schedule 6 (or waiver of such delivery by the person entitled to receive the relevant document or item); and

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(ii)	receipt into the account specified by the Seller pursuant to Clause 16.6.2 of the payment to be made pursuant to Clause 7.3 in immediately cleared funds in Pounds Sterling, the documents and items delivered pursuant to Clause 7.2 and Schedule 6 shall cease to be held to the order of the person delivering them and Closing shall have taken place.

7.5	Notifications to determine payments on Closing
Five Business Days prior to Closing, the Seller shall notify the Purchaser of:

7.5.1	the Estimated Cash;

7.5.2	the Estimated Third Party Indebtedness;

7.5.3	the Estimated Intra-Group Financing Receivables;

7.5.4	the Estimated Intra-Group Financing Payables; and

7.5.5	the Estimated Working Capital,
each of such estimates having been prepared in good faith. The Seller shall use reasonable endeavours to prepare such estimates on a basis consistent with the basis on which the Closing Statement will be prepared in accordance with Schedule 7 and shall also provide, in the case of the Estimated Intra-Group Financing Receivables and the Estimated Intra-Group Financing Payables, such detail as is necessary for the Purchaser to procure any payments to be made pursuant to Clause 7.7.

7.6	Cash reconciliation

7.6.1
Immediately following the Relevant Time at the relevant Cash Processing Centre, joint inspection teams composed of representatives of the Seller and the Purchaser (the “Joint Inspection Team”) shall, simultaneously at each other Cash Processing Centre in the country in which that Cash Processing Centre is located, and in accordance with the Agreed Cash Count Process:

(i)
conduct a physical count of the Valuables held in each float of each Cash Solutions Customer (a “Cash Count”) held by the relevant Group Company on behalf of Cash Solutions Customers, a Group Company or a member of the Seller’s Group (the “Physical Inventory”) which the Seller and Purchaser shall use reasonable endeavours to procure will take place as a “blind count” unless there are bona fide practical and/or logistical reasons that result in this not being possible;

(ii)	compare the result of the relevant Physical Inventory with the relevant Administrative Inventory;

(iii)
immediately following completion of the relevant Cash Count, prepare a Cash Count Statement that records the Physical Inventory at the relevant Cash Processing Centre (adjusted to reflect Physical Cash that, as at the Relevant Time, has become On Balance Sheet Cash) which shall be signed by a representative of each of the Seller and the Purchaser; and

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(iv)
record the number of Consignment (which, for the avoidance of doubt, shall not include opening such Consignment and counting the contents) and prepare a statement that records the number of Consignment, including the serial number of each Consignment, at the relevant Cash Processing Centre (a “Consignment Statement”) which shall be signed by a representative of each of the Seller and the Purchaser.

7.6.2
For each Cash Processing Centre, the Cash Count Statements as agreed in accordance with Clause 7.6.1(iii) and the Consignment Statements as agreed in accordance with Clause 7.6.1(iv) shall each be final and binding on the parties, subject to Clause 7.6.4.

7.6.3
Reconciliation of Physical Cash held in respect of ATM Services and CDM Services shall be conducted in accordance with the Agreed ATM Process or as otherwise agreed between the Seller and the Purchaser. The Seller shall use reasonable endeavours to complete the balancing of ATM Services and CDM Services by no later than 30 days after the Closing Date and final reconciliation shall be completed no later than 45 days after the Closing Date unless otherwise agreed in writing between the Purchaser and the Seller.

7.6.4	Following signing of the Cash Count Statements and the Consignment Statements:

(i)
the Seller shall request that Cash Solutions Customers confirm the Valuables held by the Group Companies on their behalf (“Customer Confirmation”) no later than five Business Days after signing of the Cash Count Statements, except in relation to Physical Cash held by a Group Company in connection with the provision of ATM Services or CDM Services;

(ii)
if any Cash Solutions Customer does not provide a Customer Confirmation within five Business Days of signing of the Cash Count Statements, the Purchaser shall use reasonable endeavours to communicate with the relevant Cash Solutions Customer and obtain the relevant Customer Confirmations as soon as practicable and the Seller shall provide reasonable assistance if requested by the Purchaser;

(iii)
if any shortfalls are identified: (a) between a Physical Inventory and an Administrative Inventory during the Cash Confirmation process set out in Clauses 7.6.1(i) and (ii); (b) in respect of the number of Consignment; or (c) in respect of ATM Services during the process set out in Clause 7.6.3 (a “Potential Shortfall”), then, following completion of the Customer Confirmation process set out in Clause 7.6.1(i) and (ii), the Seller shall be entitled to investigate such discrepancies and the Purchaser shall provide, or shall procure that members of the Purchaser’s Group and the Group Companies provide, the Seller with the assistance set out in Clause 7.6.8;

(iv)
the Seller shall be entitled to investigate and have conduct of any claims relating to any shortfalls: (a) between a Physical Inventory and an Administrative Inventory; (b) in respect of the number of Consignment; or (c) in respect of ATM Services, in each case brought by Cash Solutions Customers (including in respect of ATM Services and CDM Services) that relate to the period prior to Closing and are submitted to the relevant Group Company

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within 90 days of Closing (each, a “Pre-Closing Customer Claim”) and the Purchaser shall provide, or shall procure that members of the Purchaser’s Group and the Group Companies provide, the Seller with the assistance set out in Clause 7.6.8; and

(v)
in conducting any claim pursuant to Clause 7.6.4(iv), the Seller shall act in accordance with Clause 11.4.6(ii), where references to “Third Party Claim” shall be read as references to “Pre-Closing Customer Claim”.

7.6.5	The Seller shall indemnify and hold harmless the Purchaser from and against:

(i)	any discrepancies identified in the course of:

(a)	the Valuables reconciliation process set out in Clause 7.6.1(i) to (iv); or

(b)	the ATM Services and CDM Services reconciliation process set out in Clause 7.6.3, that following investigation in accordance with Clause 7.6.4(iii) are proven to the reasonable satisfaction of the Seller, acting reasonably (“Accepted Shortfalls”); and

(ii)
any Losses resulting directly from Pre-Closing Customer Claims that, following investigation in accordance with Clause 7.6.4(iv), are proven to the reasonable satisfaction of the Seller, acting reasonably (“Accepted Customer Claims”).

7.6.6
Any payments due from the Seller to the Purchaser pursuant to Clause 7.6.5 shall be made within ten Business Days of becoming an Accepted Shortfall or an Accepted Customer Claim by wire transfer of immediately available funds to an account designated by the Purchaser to the Seller in writing.

7.6.7
Without prejudice to Clauses 14.3 and 14.4, for the avoidance of doubt, any shortfalls or claims by Cash Solutions Customers that: (i) exclusively relate to the period after Closing; or (ii) are submitted to the relevant Group Company more than 90 days after Closing, shall be the sole responsibility of the Purchaser and the Purchaser shall be entitled to have the conduct of any such claims.

7.6.8	If the Seller investigates a Potential Shortfall or investigates and/or takes conduct of a Pre-Closing Customer Claim, the Purchaser shall (or shall procure that the relevant Group Companies shall):

(i)	(to the extent permitted by Applicable Law) permit the Seller to have reasonable access to the relevant documents and records of the Group Companies;

(ii)
(to the extent permitted by Applicable Law) provide all documentation and other evidence as is available, including, without limitation, physical records, technical records such as ledgers, CCTV video, lock logs and trip sheets;

(iii)
procure that the relevant employees of the Purchaser’s Group shall provide reasonable assistance to the Seller in order to investigate, defend or progress any Potential Shortfall or Pre-Closing Customer Claim;

(iv)	(to the extent permitted by Applicable Law) provide the Seller (or its representatives), upon written notice and in accordance with the Group’s

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policies (as were in place immediately prior to Closing), with access to the employees, branches, secure areas, vehicles and customer sites of the Group; and

(v)	in the event of any dispute with a Cash Solutions Customer, request documentation from and correspond with such Cash Solutions Customer on behalf of the Seller, in each case as may be necessary to investigate a Potential Shortfall or investigate and/or take conduct of Pre-Closing Customer Claim.

7.6.9	The Purchaser agrees and undertakes that it shall procure that:

(i)
in respect of any Pre-Closing Customer Claims, the Group Companies shall continue to maintain and follow the loss reporting processes that were in place immediately prior to Closing for a period of 90 days from the Closing Date; and

(ii)
in respect of ATM Services, the Group Companies shall continue to maintain and follow the loss reporting processes that were in place immediately prior to Closing until the Balancing of ATM Services has completed in accordance with Clause 7.6.3.

7.6.10
In respect of each Cash Processing Centre, in the event that the relevant Physical Inventory is in excess of the amount determined pursuant to the relevant Administrative Inventory plus any Accepted Shortfalls and any Accepted Customer Claims that relate to that Cash Processing Centre (“Excess Inventory”):

(i)
where the relevant Cash Processing Centre did not hold any Valuables owned by a Group Company or a member of the Seller’s Group prior to Closing, the Excess Inventory shall be for the sole benefit of the Purchaser; and

(ii)
where the relevant Cash Processing Centre held Valuables owned by a Group Company or a member of the Seller’s Group prior to Closing, any Excess Inventory (provided it is at least equal to £75,000) shall be for the sole benefit of the Seller and shall be paid in full by the Purchaser to the Seller once it has been established under Applicable Law that the Seller has conducted reasonable enquiries to establish that no Cash Solutions Customer has any claim to any of the Excess Inventory.

7.6.11
For the avoidance of doubt, Clause 14 applies such that the entitlement of the Purchaser or relevant Group Company (where appropriate) to be paid any proceeds actually received by the Seller under the Seller’s Group Insurance Policies is not prejudiced by this Clause 7.6, provided that there shall be no double recovery by the Purchaser in respect of a Loss under this Clause 7.6.

7.7	Repayments of Intra-Group Financing Payables and Intra-Group Financing Receivables

7.7.1	Immediately following Closing and subject to Clause 15.6.1:

(i)
the Purchaser shall procure that each relevant Group Company pays to the relevant member of the Seller’s Group an amount equal to any Estimated Intra-Group Financing Payables and shall acknowledge on behalf of each

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relevant Group Company the payment of the amount of Estimated Intra-Group Financing Receivables in accordance with Clause 7.7.1(ii); and

(ii)
the Seller shall procure that each relevant member of the Seller’s Group pays to the relevant Group Company an amount equal to any Estimated Intra-Group Financing Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the amount of Estimated Intra-Group Financing Payables in accordance with Clause 7.7.1(i).

7.7.2	The repayments made pursuant to Clause 7.7.1 shall be adjusted in accordance with Clause 8.4 when the Closing Statement becomes final and binding in accordance with Clause 8.2.1.

7.8	Breach of Closing Obligations
If a party fails to comply with any material obligation in Clauses 7.2 and 7.3 and Schedule 6, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other parties served on the date on which Closing was due to take place:

7.8.1	to terminate this Agreement (other than the Surviving Clauses) without liability on its part or the part of those on whose behalf such notice is served; or

7.8.2	to effect Closing so far as practicable having regard to the defaults which have occurred; or

7.8.3
to fix a new date for Closing (being not more than 30 Business Days after the agreed date for Closing) in which case the provisions of Schedule 6 shall apply to Closing as so deferred but provided such deferral may only occur once.

8	Post-Closing Adjustment

8.1	Closing Statement
The Purchaser shall procure that as soon as practicable following Closing (and in any event within 90 Business Days) there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 7.

8.2	Determination of Closing Statement

8.2.1	The Draft Closing Statement as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 7 shall constitute the Closing Statement for the purposes of this Agreement.

8.2.2	The Closing Statement shall be final and binding on the parties.

8.2.3
The Working Capital, the Group Companies’ Cash Balances, the Third Party Indebtedness, the Intra-Group Financing Receivables and the Intra-Group Financing Payables shall be derived from the Closing Statement.

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8.3	Adjustments to Consideration

8.3.1	Group Companies’ Cash Balances

(i)	If the Group Companies’ Cash Balances are less than the Estimated Cash, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Group Companies’ Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Seller an additional amount equal to the excess.

8.3.2	Intra-Group Financing Receivables

(i)	If the Intra-Group Financing Receivables are less than the Estimated Intra-Group Financing Receivables, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Intra-Group Financing Receivables are greater than the Estimated Intra-Group Financing Receivables, the Purchaser shall pay to the Seller an additional amount equal to the excess.

8.3.3	Third Party Indebtedness

(i)	If the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

8.3.4	Intra-Group Financing Payables

(i)	If the Intra-Group Financing Payables are greater than the Estimated Intra-Group Financing Payables, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Intra-Group Financing Payables are less than the Estimated Intra-Group Financing Payables, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

8.3.5	Working Capital

(i)	If the Working Capital is less than the Estimated Working Capital, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Working Capital exceeds the Estimated Working Capital, the Purchaser shall pay to the Seller an additional amount equal to the excess.

8.4	Adjustments to Repayment of Intra-Group Financing Payables and Intra-Group Financing Receivables
Following determination of the Closing Statement pursuant to Clause 8.2 and paragraph 3 of Part 1 of Schedule 7, if the amount of any Intra-Group Financing Payable and/or any Intra-Group Financing Receivable contained in the Closing Statement is greater or less than the

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amount of the corresponding Estimated Intra-Group Financing Payable or Estimated Intra-Group Financing Receivable, then the Seller and the Purchaser shall procure that such adjustments to the payments pursuant to Clause 7.7.1 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Financing Payable and each Intra-Group Financing Receivable has been repaid by each relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be.

8.5	Payment

8.5.1	Any payment pursuant to Clause 8.3 or 8.4, shall be made in Pounds Sterling on or before the Final Payment Date.

8.5.2	Where any payment is required to be made pursuant to Clause 8.3, the payment made on account of the consideration shall be reduced or increased accordingly.

8.5.3	The Deferred Consideration shall be paid in accordance with the Deferred Consideration Documents.

9	Warranties

9.1	The Seller’s Warranties

9.1.1	Subject to Clause 9.2, the Seller warrants to the Purchaser that:

(i)	the statements set out in Schedule 9 are true and accurate as of the date of this Agreement; and

(ii)	the Fundamental Warranties will be true and accurate at Closing as if they had been repeated at that Closing.

9.1.2	The only Seller’s Warranties given:

(i)
in respect of the Properties are those contained in paragraphs 4.1, 4.3, 6.1.1 (in respect of Leasehold Properties only), 6.3.1 (in respect of Leasehold Properties only) and 17.1.4 of Schedule 9 and each of the other Seller’s Warranties shall be deemed not to be given in respect of the Properties;

(ii)
in respect of workforce specific and employee benefit-related matters are those contained in paragraph 7 of Schedule 9 and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters; and

(iii)	in respect of Tax matters are those contained in paragraph 12 of Schedule 9 and each of the other Seller’s Warranties shall be deemed not to be given in respect of Tax matters.

9.1.3
Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of Ashley Almanza, Tim Weller, Graham Foster, Soren Lundsberg, Jesus Rosano, Charles Baillieu, Matthew Ingham, Jenni Myles, Catherine Hooper, John Reed, Paul Carter, Nigel Roberts, Owen McWilliams, Sok Wah Lee and Julie Payne, having made reasonable enquiry of the persons listed in Schedule 12.

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9.1.4
The Purchaser acknowledges and agrees that the Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including in the documents provided in the Data Room.

9.2	Seller’s Disclosures

9.2.1	The Seller’s Warranties are subject to the following matters:

(i)	any matter which is Fairly Disclosed in the Wider Transaction Documents, in the Disclosure Letter or in the documents provided in the Data Room; and

(ii)
any matter which is Fairly Disclosed in: (a) the separation due diligence report dated 19 February 2020 prepared by Eversheds Sutherland LLP; (b) volume 1 of the financial vendor due diligence report dated 19 June 2019 prepared by KPMG LLP; (c) volume 2a of the financial vendor due diligence report dated 16 July 2019 prepared by KPMG LLP; (d) the tax vendor due diligence report dated 18 July 2019 prepared by KPMG LLP; (e) the legal steps plan prepared by the Seller’s Group dated 21 February 2020 as provided by the Seller’s Lawyers to the Purchaser’s Lawyers by email at 18:10 (London time) on 21 February 2020; and (f) the EY Structure Paper.

9.2.2
References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 9 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.

9.3	The Purchaser’s Warranties

9.3.1	The Purchaser warrants to the Seller that the statements set out in Schedule 10 are true and accurate as of the date of this Agreement.

9.3.2	The Purchaser further warrants to the Seller that the statements set out in Schedule 10 will be true and accurate at Closing as if they had been repeated at Closing.

10	Limitation of Liability

10.1	Time Limitation for Claims and Tax Claims
The Seller shall not be liable for any Claim or Tax Claim unless a notice of the Claim or Tax Claim is given by the Purchaser to the Seller specifying the matters set out in Clause 11.2:

10.1.1	in the case of any Seller’s Warranty Claim, within 18 months following the Closing Date;

10.1.2	in the case of any Claim under Clauses 6.1 and 6.4, within three years following the Closing Date; and

10.1.3	in the case of any other claims under this Agreement (including a claim under Clause 6.3) and any Tax Claim, within seven years following the Closing Date.

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10.2	Minimum Claims

10.2.1
The Seller shall not be liable for any individual Seller’s Warranty Claim, Indemnity Claim or Tax Warranty Claim or a series of Seller’s Warranty Claims, Indemnity Claims or Tax Warranty Claims arising from substantially similar facts or circumstances, where the liability agreed or determined for any such Seller’s Warranty Claim, Indemnity Claims, Tax Warranty Claim or series of Seller’s Warranty Claims, Indemnity Claims or Tax Warranty Claims does not exceed £500,000.

10.2.2
Where the liability agreed or determined in respect of any such Seller’s Warranty Claim, Indemnity Claim or Tax Warranty Claim, or series of such Claims or Tax Warranty Claims, exceeds £500,000, the liability of the Seller shall be limited to the amount of the excess.

10.3	Aggregate Minimum Claims

10.3.1
The Seller shall not be liable for any Seller’s Warranty Claim or Tax Warranty Claim unless the aggregate amount of all Seller’s Warranty Claims and Tax Warranty Claims for which the Seller would otherwise be liable exceeds £3,500,000.

10.3.2
Where the liability agreed or determined in respect of: (i) all Seller’s Warranty Claims and Tax Warranty Claims referred to in Clause 10.3.1; and (ii) all Wider Seller’s Warranty Claims and Wider Tax Warranty Claims exceeds £3,500,000, the liability of the Seller shall include the entire amount (and shall not be limited to the amount of the excess).

10.4	Maximum Liability

10.4.1	Subject to the provisions of Clause 10.4.2, the aggregate maximum liability of all members of the Seller’s Group:

(i)
for all Wider Seller’s Warranty Claims (excluding all claims for breach of a Wider Fundamental Warranty) and all Reorganisation Indemnity Claims shall not exceed, in aggregate, 15 per cent. of the Aggregate EV;

(ii)
for all Indemnity Claims (other than Reorganisation Indemnity Claims) shall not exceed, in aggregate, €35,000,000 (including, in the case of an Indemnity Claim pursuant to Clause 6.3, for the avoidance of doubt any amounts payable under Clause 15.10, but ignoring any payment by the Purchaser to the Seller pursuant to Clause 6.3.3);

(iii)	for all Tax Claims under or in respect of clause 3.1 of the Tax Indemnity (as applicable), shall not exceed, in aggregate, 100 per cent. of the Aggregate EV;

(iv)	for all Tax Claims under or in respect of clauses 2.1.3, 2.1.4 or 2.1.5 of the Tax Indemnity (as applicable) shall not exceed, in aggregate, 33.33 per cent. of the Aggregate EV;

(v)	for all Tax Claims in respect of VAT or Employment Tax (other than any Tax Claim falling under Clauses 10.4.1(iii) or (iv) above), shall not exceed, in aggregate, 33.33 per cent. of the Aggregate EV;

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(vi)
for all Tax Claims (other than any Tax Claim falling under Clauses 10.4.1(iii), (iv) or (v) above) under or in respect of the G4Si SPA, shall not exceed, in aggregate, the amount set out in the row entitled “G4Si SPA” in the table in Schedule 1 to the Tax Indemnity;

(vii)
for all other Tax Claims (other than any Tax Claim falling under Clauses 10.4.1(iii), (iv), (v) or (vi) above) arising in respect of any Group Company (as that term is defined in each of the Wider Acquisition Documents), shall not exceed the amount set out in respect of the country or territory in which that Group Company is incorporated as set out in the second column of the table in Schedule 1 to the Tax Indemnity; and

(viii)	for all claims for breach of the Wider Fundamental Warranty Claims, shall not exceed, in aggregate, 100 per cent. of the Aggregate EV.

10.4.2
Notwithstanding the provisions of Clause 10.4.1, the maximum aggregate liability of all members of the Seller’s Group for all claims under the Wider Acquisition Documents and the Tax Indemnity (save for any claims under Clause 7.6.5) shall not exceed 100 per cent. of the Aggregate EV.

10.5	Contingent Liabilities
The Seller shall not be liable for any Claim or Tax Warranty Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

10.6	Losses
The Seller shall not be liable for any Claim or Tax Claim or other claim under this Agreement (except for a claim under Clauses 2, 5.1, 7.2, 7.6.5, 8, 12.1 to 12.4, 12.6 and 13.2) in respect of any indirect or consequential losses (including loss of profit or loss of goodwill).

10.7	Provisions
The Seller shall not be liable for any Claim if and to the extent that proper allowance, provision or reserve is made in the Closing Statement (in a column other than the “Other” column) or the Carve-out Accounts for the matter giving rise to the relevant Claim.

10.8	Matters Arising Subsequent to this Agreement
The Seller shall not be liable for any Claim if and to the extent that the relevant Claim has arisen as a result of:

10.8.1	Agreed matters
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement, any other Wider Transaction Document, the Reorganisation Steps Plan or otherwise at the request in writing or with the approval in writing of the Purchaser;

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10.8.2	Acts of the Purchaser
any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing;

10.8.3	Changes in legislation, regulation or practice

(i)
the passing of, or any change in, after the date of this Agreement, any law, rule or regulation of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or

(iii)	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice.

10.8.4	Accounting and Taxation policies
any change in accounting or Taxation policy, bases or practice of the Purchaser or the Purchaser’s Group introduced or having effect after the date of this Agreement.

10.9	Insurance
Without prejudice to Clause 14, the Seller shall not be liable for any Claim if and to the extent that any of the Group Companies recovers such Losses in respect of which the Claim is made under any insurance policy held by a Group Company.

10.10	Net Financial Benefit
The Seller shall not be liable for any Claim in respect of any Losses suffered by the Purchaser or any Group Company if and to the extent that a member of the Purchaser’s Group receives any corresponding savings or net quantifiable financial benefit arising from such Losses or the facts giving rise to such Losses (for example where the amount (if any) by which any Taxation for which any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

10.11	Purchaser’s Actual Knowledge
The Seller shall not be liable for any Seller’s Warranty Claim or Tax Warranty Claim if and to the extent that the facts, matters or circumstances giving rise to the Seller’s Warranty Claim or Tax Warranty Claim were actually known by the Purchaser prior to signing this Agreement. For the purposes of this Clause 10.11, the actual knowledge of the Purchaser shall be deemed to be the actual knowledge of Doug Pertz, Ron Domanico, Paul Diemer, Josh Allen, Chris Parks, Dana O’Brien, Guillaume Nonain, Jiali Zhu, Paul Henry, David King, Andrea Sanchez, Simon Davis, Fred Mitchell, Frank Russo, Mike Beech, Dominik Bossart, Danielle Bacqueröet, Paibul Chanawatr, Marcie Kapaldo and Lisa Landry as at the date of this Agreement.

10.12	Waiver of rights

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Save in the case of fraud or wilful concealment, the Seller undertakes to the Purchaser, the Group Companies and their respective employees to waive any rights or claims which it may have in respect of any inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective employees in connection with the giving of the Seller’s Warranties and the preparation of the Disclosure Letter.

10.13	Purchaser’s Right to Recover
If the Seller has paid to the Purchaser or a Group Company an amount in discharge of any Claim and subsequently the Purchaser or Group Company receives or recovers (whether by payment, credit or otherwise) a sum from a third party which indemnifies or compensates the Purchaser or the Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Purchaser shall, or shall procure that the relevant Group Company shall, pay to the Seller as soon as practicable after receipt an amount equal to: (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less the net amount of any Taxation attributable to the recovery, or if less; (ii) the amount previously received from the Seller less the net amount of any Taxation attributable to it. Any payment made by the Purchaser to the Seller under this Clause 10.13 shall be made by way of further adjustment of the consideration paid by the Purchaser for the Shares and the provisions of Clause 3.4 shall apply mutatis mutandis.

10.14	No Double Recovery and no Double Counting
No party may recover for breach of or under this Agreement or any Wider Transaction Document or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or any Wider Transaction Document or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or any Wider Transaction Document or otherwise.

10.15	Mitigation of Losses
The Purchaser shall take, and shall procure that each member of the Purchaser's Group shall take all reasonable steps and shall give all reasonable assistance to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement.

10.16	Tax Claims
The Seller shall not be liable for any Tax Claim if and to the extent that the exclusions in clause 5 of the Tax Indemnity apply.

10.17	Fraud
None of the exclusions or limitations contained in this Clause 10 or the Tax Indemnity shall apply to any claim for breach of or under this Agreement or the Tax Indemnity if and to the extent it arises or is increased as a result of fraud by the Seller or any member of the Seller’s Group.

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11	Claims

11.1	Notification of Potential Claims
Without prejudice to the obligations of the Purchaser under Clause 11.2, if the Purchaser or any Group Company becomes aware of any fact, matter or circumstance that may give rise to a Claim or Tax Claim, the Purchaser shall as soon as reasonably practicable and in any event no later than 60 days after the date the Purchaser becomes aware of such fact, matter or circumstance, give a notice in writing to the Seller setting out such information as is available to the Purchaser or relevant Group Company. Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Seller is prejudiced by the failure.

11.2	Notification of Claims
Notice of any Claim or Tax Claim shall be given by the Purchaser to the Seller in accordance with and within the time limits specified in Clause 10.1 and shall include the Purchaser’s estimate of the amount of Losses which is, or is expected to be, the subject of the Claim or Tax Claim (including any Losses which are contingent on the occurrence of any future event).

11.3	Commencement of Proceedings
Any Claim or Tax Warranty Claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after the notice is given pursuant to Clause 11.2 unless:

11.3.1
at the relevant time legal proceedings in respect of the Claim or Tax Warranty Claim have been commenced, save in respect of any Losses which are contingent on the occurrence of any future event, in which event the nine month period shall commence from the date such contingent liability becomes an actual liability; or

11.3.2
the Claim arises as a result of or in connection with a Third Party Claim (as defined below) in relation to which the Seller has assumed conduct pursuant to 11.4.5 or, in the case of a Tax Warranty Claim, the Seller has assumed, or has directed the Purchaser to assume, conduct of the Tax Warranty Claim pursuant to clause 16.1.1 or 16.1.2 of the Tax Indemnity.

11.4	Conduct of Third Party Claims
If the matter or circumstance that may give rise to a Claim other than a Tax Claim is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

11.4.1
the Purchaser shall, to the extent reasonably practicable and subject to Applicable Law, consult with the Seller in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Seller before taking any action in relation to the Third Party Claim;

11.4.2
no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Seller, such consent not to be unreasonably withheld or delayed;

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11.4.3
subject to the Seller indemnifying the Purchaser or member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that the members of the Purchaser’s Group shall, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim;

11.4.4	the Seller shall, subject in each case to being paid all reasonable out-of-pocket costs and expenses:

(i)
make available to the Purchaser and the relevant Group Company such persons and all such information as the Purchaser may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim; and

(ii)
shall give the Purchaser and the relevant Group Company reasonable access to its premises and to its books and records for such purpose during normal business hours on any Business Day following reasonable notice being given to the Seller;

11.4.5
subject to 11.4.3, the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to assume conduct of any Third Party Claim and to have the conduct of any related proceedings, negotiations or appeals;

11.4.6
if the Seller sends a notice to the Purchaser pursuant to Clause 11.4.5 and until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of that Third Party Claim or that Third Party Claim is otherwise finally disposed of:

(i)	the Purchaser shall, and the Purchaser shall procure that any member of the Purchaser’s Group shall:

(a)
give, subject to being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records (excluding, in each case, information or documents which are protected by legal professional privilege but including, in each case, information or documents that are subject to common interest privilege), as the Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions, provided that the appointment of such adviser or advisers shall have been approved in writing by the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed); and

(b)
not make any admission of liability, agreement or compromise in relation to that Third Party Claim without the prior written approval of the Seller (such approval not to be unreasonably withheld, conditioned or delayed);

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(ii)	the Seller shall:

(a)	consult with the Purchaser and take reasonable account of the views of the Purchaser before taking any action in relation to the Third Party Claim;

(b)
without prejudice to its ability to defend the Third Party Claim, conduct the Third Party Claim with a view to minimising any material harm to the goodwill and reputation of the Wider Group or the Purchaser’s Group;

(c)
keep the Purchaser informed of all relevant matters relating to the Third Party Claim and shall promptly forward or procure to be forwarded to the Purchaser copies of all correspondence and other written communications with such other information, including non-written records (except information or documents which are protected by legal professional privilege), relating to the Third Party Claim;

(d)
not make any admission of liability, settlement or compromise of the Third Party Claim without the written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. If the Purchaser or member of the Purchaser’s Group fails to consent to a settlement or compromise, the maximum liability of the Seller shall (without prejudice to Clause 10) not exceed the full amount of the proposed settlement or compromise and the Purchaser or member of the Purchaser’s Group shall be liable for any damages awarded in excess of the proposed settlement or compromise and costs incurred from (and including) the date the Seller notified the Purchaser of the settlement or compromise; and

(e)
indemnify, save as set out in Clause 11.4.6(ii)(d), the Purchaser or other member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred as a result of the Seller assuming conduct of the Third Party Claim.

11.4.7	The covenants in this Clause 11.4 may be enforced:

(i)	by any Group Company against the Seller; and

(ii)	by any member of the Seller’s Group against the Purchaser or a Group Company, under the Contracts (Rights of Third Parties) Act 1999.

11.4.8
The provisions of this Clause 11.4 may be varied or terminated by agreement between the Seller and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this Clause 11.4) without the consent of any Group Company.

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12	Undertakings and Covenants

12.1	Non-Competition

12.1.1
Subject to Clauses 12.1.2 and 12.4, for a period of 2 years following the Closing Date, the Seller shall not, and the Seller shall procure that members of the Seller’s Group shall not, directly or indirectly, engage in (including by way of consultation, establishment, operation, investment, commercial involvement, common management or ownership) any business for the purpose of competing with:

(i)	the Cash Business of the Group Companies in the Cash Territories;

(ii)	the Cash Technology Business of the Group Companies in the Cash Territories; and

(iii)	the Secure Solutions Business of the Group Companies in the Secure Solutions Territories,
in each case as it existed in the Relevant Territory at the Closing Date (referred to herein as the “Restricted Business”).

12.1.2	Nothing in Clause 12.1.1 will apply to prevent or restrict the Seller or any member of the Seller’s Group from:

(i)	the provision of Cash Technology Solutions to any Group Company in connection with the Deposita Support Agreements;

(ii)
the provision of products or services relating to Cash Business or Cash Technology Business within International Logistics Territories, save to the extent an International Logistics Territory is also a Cash Territory;

(iii)
entering into a new agreement or contract (including an additional purchase order or agreement under an existing agreement with an existing customer) following Closing for the supply, distribution or provision of Cash Technology Solutions with existing and new customers in Cash Territories where the relevant agreement or contract was (in relation to an existing agreement), or is being entered into:

(a)	as a global or multi-territory agreement or contract; and

(b)	outside a Cash Territory but under such agreement or contract the customer installs or uses, or requires the installation or use, of the relevant Cash Technology Solution in a Cash Territory, subject to: (a) the number of installations within the Cash Territories not exceeding 25 per cent. of the total installations for the relevant customer under such agreement or contract (not taking into account any such installations or uses attributable to any existing customer up to the date of Closing); and (b) the Seller not conducting any marketing activities in relation to such agreements and contracts within the Cash Territories;

(iv)	selling, performing or entering into, any agreement or contract for the supply or provision of, Cash Technology Solutions with an existing or new customer

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that is incorporated, resident or has its place of business in a Cash Territory but where the installation or use of the Cash Technology Solution under that contract is not in a Cash Territory (save in the circumstances set out in clause 12.1.2(iii) above); or

(v)	continuing to carry out any business that the Seller, or any member of the Seller’s Group, conducts at the Closing Date, save for any Restricted Business.

12.2	Existing Deposita Customers

12.2.1	For a period of 4 years from the Closing Date:

(i)
the Seller shall procure that, by no later than the Closing Date, the relevant members of the Seller’s Group have entered into Deposita Support Agreement(s) with the relevant Group Company in order to continue, during such 4-year period, to provide the relevant Deposita Cash Technology required for the relevant Group Company to provide the contracted services under an Existing Deposita Contract subject to, and in accordance with, the relevant Deposita Support Agreement(s) (including the provisions of paragraphs (a) to (e) below).

(ii)	The Seller and the Purchaser further agree:

(a)
to discuss in good faith any amendments that may be required to a Deposita Support Agreement to ensure that a relevant member of the Seller’s Group continues to provide services under such Deposita Support Agreement which, in respect of an Existing Deposita Contract in relation to which Deposita Cash Technology services were provided by the relevant member of the Seller’s Group in the 6 months prior to the date of this Agreement, are consistent with such services for such Existing Deposita Contract (“Consistent Service Amendments”);

(b)
to procure that Consistent Service Amendments as agreed between the Seller and the Purchaser are incorporated in the relevant Deposita Support Agreement by the relevant member of the Seller’s Group and the relevant Group Company as soon as practicable after the date of this Agreement, provided always that Consistent Service Amendments shall not be made in respect of services which were provided on a ‘one off’ or ‘one time’ basis (whether gratuitously or for payment) in the six months prior to the date of this Agreement and which were not intended to be provided on a continued or repeated basis;

(c)
that the Seller and the relevant member of the Seller’s Group shall only be required to provide Deposita Cash Technology in accordance with, and to, the confirmed volumes and specifications set out in the relevant Existing Deposita Contract at the Closing Date;

(d)
that the Seller and the relevant member of the Seller’s Group shall be entitled to increase the pricing for the provision of Deposita services in line with the consumer price index in South Africa and for the provision of Hardware in line with the relevant retail price index for the country

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supplying the majority of the components in the relevant Hardware (or, failing that, in line with the consumer price index in South Africa); and

(e)
in relation to spare parts required for any Hardware provided to the Group Companies pursuant to the Deposita Support Agreements, that the price charged by the Seller or the relevant member of the Seller’s Group to the Group Company shall be determined by reference to the relevant list price for spare parts published by the Seller’s Group for the relevant Cash Territory at the relevant time;

(iii)
the Purchaser shall, and shall procure that the Group Companies shall not provide any Cash Technology Solutions other than Deposita Cash Technology to Existing Deposita Customers for the term of the relevant Existing Deposita Contract; and

(iv)
The Seller and the Purchaser acknowledge that, if there is a failure to provide the relevant products and/or services under the Deposita Support Agreements for reasons within the control or responsibility of the relevant member of the Seller’s Group (the “Relevant Failure”), the relevant Group Company may need to provide any affected Existing Deposita Customers with traditional cash in transit services until resolution of the Relevant Failure. In this scenario, the Seller agrees to reimburse on demand the Purchaser (on behalf of the relevant Group Company) for reasonable costs and expenses incurred by the relevant Group Company in providing these traditional cash in transit services to the affected Existing Deposita Customer until resolution of the Relevant Failure.

12.3	OCS/IMS

12.3.1
The Seller shall procure that, at or prior to Closing, a Group Company (or the Purchaser) on behalf of the Group Companies) (the “Counterparty”) enters into contractual arrangements with each of OCS and IMS to continue to provide the OCS Software or IMS Software for a period of 2 years from the Closing Date, such contractual arrangements to be on terms no less favourable (including as to pricing) than the terms in place between the Seller’s Group and each of OCS and IMS as at the date of this Agreement.

12.3.2
The Seller shall reimburse the Purchaser (on behalf of the Counterparty or any other member of the Purchaser’s Group) for any amounts invoiced to the Counterparty or any other member of the Purchaser’s Group by OCS, to the extent such amounts relate to OCS Software (or related services) used by or provided to members of the Seller’s Group (excluding the Wider Group) after Closing. The Seller and the Purchaser agree that to the extent a lump sum aggregate amount is invoiced by OCS to the Counterparty in relation to OCS Software (or related services) provided to the Seller’s Group (excluding the Wider Group) and the Purchaser’s Group (including the Wider Group) after Closing, such lump sum amount shall be apportioned to the Seller to reflect the services provided to the Seller (and any member of the Seller’s Group) and the Seller shall reimburse the Purchaser for its apportionment of such lump sum amount. Any reimbursements arising pursuant to this Clause 12.3.2 shall be paid by the Seller to the Purchaser within 15 Business Days of receipt of written

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notice from the Purchaser, such notice to contain a breakdown of OCS Software and services received by the Seller’s Group and charged by OCS to the Counterparty, to the extent that such information is provided to the Purchaser by, or at its request from, OCS.

12.3.3
If, following the entry by the Counterparty into the contractual arrangement with OCS as contemplated by Clause 12.3.1 above, the Counterparty (or any relevant member of the Purchaser’s Group) acquires Intellectual Property Rights in or to the OCS Software pursuant to that contractual arrangement with OCS, the Purchaser shall procure that those acquired Intellectual Property Rights are licensed to the Seller and the Seller’s Group (or to OCS such that OCS is then permitted to further licence the relevant OCS Software to the Seller and the Seller’s Group).

12.4	Other provisions

12.4.1
The Seller and the Purchaser agree that nothing in this Clause 12 shall restrict the Seller or any member of the Seller’s Group from the provision of Cash Business services in a Cash Territory that are required for the Seller or a member of the Seller’s Group to provide Cash Technology Solutions (to the extent the Seller is permitted to provide such Cash Technology Solutions in the relevant Cash Territory), provided that such Cash Business services shall, for the duration of the relevant non-compete period as set out in Clause 12.1.1 above, be subcontracted to, or performed by, a person or entity other than the Seller or a member of the Seller’s Group. In such circumstances:

(i)	the Seller shall first invite, in writing, the Purchaser and the members of the Purchaser’s Group to submit a bid for the provision of such Cash Business services;

(ii)
the Purchaser (on behalf of itself or the relevant member of the Purchaser’s Group) shall either decline to bid in writing or submit a bid in writing for the provision of the relevant Cash Business services as soon as reasonably practicable and in any event within 14 days from the invitation from the Seller pursuant to Clause 12.4.1(i);

(iii)
where a competing offer is received by the Seller from a third party, the Seller shall notify the Purchaser in writing and the Purchaser shall have the right to match or improve on the terms of such competing offer, with the terms of such counter-offer being submitted to the Seller within 5 Business Days of notification from the Seller;

(iv)
if no response is received from the Purchaser within the timeframes set out above, or if the Purchaser chooses not to bid or match or improve on the terms of a competing bid, the Seller and the relevant member of the Seller’s Group will be free to sub-contract with a third party; and

(v)
if the Purchaser matches or improves on the terms of a competing bid within the requisite timeframes set out above, the Seller shall not be free to sub-contract with a third party and shall sub-contract with the Purchaser.

12.4.2	The Purchaser acknowledges and agrees that the Seller (or the relevant member of the Seller’s Group) shall be permitted to use an existing, or set up a new, legal entity,

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branch office or establishment in a Cash Territory to the extent required for the purposes of providing Cash Technology Solutions permitted pursuant to this Clause 12.

12.4.3
If the Seller or the relevant member of the Seller’s Group ceases to own (whether by direct or indirect sale or transfer or demerger or otherwise), or retain a right, title or interest in, Seller Cash Technology, or the relevant member of the Seller’s Group that owns, or retains a right, title or interest in, Seller Cash Technology ceases to be a member of the Seller’s Group, the provisions of this Clause 12 (including the restrictions in Clause 12.1.1) shall cease to apply in respect of the Seller Cash Technology on the date that is 12 months from the date of Closing.

12.5	Intellectual Property Rights

12.5.1	The Purchaser expressly undertakes and agrees, on behalf of itself and all Group Companies and members of the Purchaser’s Group, that:

(i)
the Seller or another member of the Seller’s Group shall retain all right, title and interest in and to all of the Intellectual Property Rights owned by the Seller’s Group (other than the Owned Business IPR but including: (a) all Intellectual Property Rights in or to Seller Cash Technology and any other Cash Technology Solutions provided or supplied by the Seller or any other member of the Seller’s Group before or after the Closing Date; and (b) the Cash Technology Brands) (the “Seller IPR”), and no Seller IPR shall be transferred to or acquired by the Purchaser or any Group Company or any other member of the Purchaser’s Group under or in connection with this Agreement, the Wider Transaction Documents, any Existing Deposita Contract or any Deposita Support Agreements, or otherwise;

(ii)
the Purchaser shall not, and shall procure that the Group Companies and other members of the Purchaser’s Group shall not at any time (in the case of the Group Companies only, after the Closing Date): (a) directly or indirectly file applications for, or otherwise obtain, any registered Intellectual Property Rights (including patents, copyright registrations, registered trade marks and registered designs) in respect of any Cash Technology Brands, Seller Cash Technology or any other Cash Technology Solutions provided or supplied by the Seller or any other member of the Seller’s Group before or after the Closing Date; or (b) except as permitted by applicable law, reverse engineer, copy, alter, modify, amend, decompile, disassemble, adapt, vary, merge, translate or re-program any Deposita Cash Technology, Seller proprietary Software, Seller Cash Technology or any other Cash Technology Solutions provided or supplied by the Seller or any other member of the Seller’s Group before or after the Closing Date;

(iii)
the Purchaser shall not, and shall procure that the Group Companies and other members of the Purchaser’s Group shall not, at any time (in the case of the Group Companies only, after the Closing Date): (a) remove, amend, modify, replace or cover up, “over-sticker” or “over-label” or “re-brand” any of the Cash Technology Brands which are displayed or included on or in any Software (including Software embedded in any Hardware) which is sold,

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provided or licensed by the Seller or any other member of the Seller’s Group to the Purchaser or any other member of the Purchaser’s Group or any Group Companies, including any such Software which is to be sold, provided or licensed by the Purchaser or another member of the Purchaser’s Group or any Group Companies to any customers (whether pursuant to any Existing Deposita Contract, Deposita Support Agreement, this Agreement, the Wider Transaction Documents or otherwise) (“Seller Supplied Software”); (b) to the extent that any Cash Technology Brands are used by the Group Companies in relation to the provision of support, maintenance or any other services relating to any Seller Supplied Software (“Seller Supplied Software Services”) as at Closing, cease to use such Cash Technology Brands to the same extent in relation to any Seller Supplied Software Services which are provided after Closing; (c) apply or use any trade mark, sign, name or logo on, to or in relation to any Seller Supplied Software or to Seller Supplied Software Services other than a Cash Technology Brand, or co-brand any Seller Supplied Software or Seller Supplied Software Services with any trade mark, sign, name or logo other than a Cash Technology Brand; (d) advertise, promote, offer, distribute or sell any Seller Supplied Software or Seller Supplied Software Services by reference to, or in connection with, any trade marks, signs, names or logos other than the Cash Technology Brands that are used by the Seller’s Group in relation to such Seller Supplied Software and Seller Supplied Software Services; or (e) otherwise “white label” any Seller Supplied Software or Seller Supplied Software Services; and

(iv)
without prejudice to the foregoing, the Purchaser and any member of the Purchaser’s Group shall not be entitled to make use of any Cash Technology Brands otherwise than as appearing on or in Hardware or Software provided by the Seller or any member of the Seller’s Group in accordance with this Clause 12.5.

12.5.2
Nothing in Clause 12.5.1(iii) shall prevent the Purchaser, the Group Companies or any other member of the Purchaser’s Group from: (i) removing, amending, modifying, replacing, covering-up, “over-stickering” or “over-labelling” any of the Cash Technology Brands which are displayed or included on or in any Hardware which is to be sold or provided by the Purchaser or another member of the Purchaser’s Group to any customers (whether pursuant to any Existing Deposita Contract, Deposita Support Agreement, this Agreement, the Wider Transaction Documents or otherwise) (“Seller Supplied Hardware”); (ii) applying or using any trade mark, sign, name or logo on or to any Seller Supplied Hardware or co-branding any Seller Supplied Hardware with any trade mark, sign, name or logo other than a Cash Technology Brand; (iii) advertising, promoting, offering, distributing or selling any Seller Supplied Hardware by reference to, or in connection with, any trade marks, signs, names or logos other than the Cash Technology Brands that are used by the Seller’s Group in relation to such Seller Supplied Hardware; or (iv) otherwise white-labelling any Seller Supplied Hardware.

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12.6	Non-Solicit

12.6.1
Subject to Clause 12.6.3, for a period of 24 months following the Closing Date, the Seller shall not, and the Seller shall procure that members of the Seller’s Group and any employees of the Retained Group shall not:

(i)
induce or attempt to induce any person who is at Closing a director or Senior Employee of a Group Company to leave the employment of that Group Company, or employ or attempt to employ any person who is at Closing a director or Senior Employee of a Group Company; or

(ii)
induce or attempt to induce any person, who is at Closing or has been at any time within the year prior to Closing a supplier of goods or services to a Group Company, to cease to supply, or to restrict or vary the terms of supply, to that Group Company.

12.6.2
Subject to Clause 12.6.3, for a period of 24 months following the Closing Date, the Purchaser shall not, and the Purchaser shall procure that members of the Purchaser’s Group and any employees of the Purchaser’s Group shall not:

(i)
induce or attempt to induce any person who is at Closing a director or Senior Employee of any member of the Retained Group to leave the employment of that Retained Group entity, or employ or attempt to employ any person who is at Closing a director or Senior Employee of any member of the Retained Group; or

(ii)
induce or attempt to induce any person, who is at Closing or has been at any time within the year prior to Closing a supplier of goods or services to any member of the Retained Group, to cease to supply, or to restrict or vary the terms of supply, to that Retained Group entity.

12.6.3
Neither the placing of an advertisement of, and the subsequent recruitment to, a post available to a member of the public generally nor the recruitment of a person through an employment agency shall constitute a breach of Clause 12.6.1 or Clause 12.6.2 provided that in the case of the recruitment of a person through an agency:

(i)	with respect to the restrictions set out in Clause 12.6.1, neither the Seller nor any member of the Seller’s Group nor any employee Retained Group; or

(ii)	with respect to the restrictions set out in Clause 12.6.2, neither the Purchaser nor any member of the Purchaser’s Group nor any employee of the Purchaser’s Group, encourages or advises such agency to approach any such person.

12.6.4	Clauses 12.6.1 and 12.6.2 shall not apply in respect of the provision of audit services by PricewaterhouseCoopers LLP or any other member firms of PricewaterhouseCoopers International Limited.

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12.7	Rebranding

12.7.1	It is expressly agreed that the Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the G4S Trade Marks.

12.7.2
Except as expressly permitted by Part 3 of Schedule 5 or pursuant to any other Wider Transaction Document, the Purchaser shall not, and shall procure that no other member of the Purchaser’s Group shall, at any time following the Closing Date:

(i)	use the G4S Trade Marks; or

(ii)	hold itself out as having any current affiliation with any member of the Seller’s Group.

12.7.3	The provisions of Part 3 of Schedule 5 shall apply to the licensing of the G4S Trade Mark following the Closing Date.

12.8	Transfer of recovered money regarding cash losses

12.8.1	The provisions of this Clause 12.8 shall apply where all of the following circumstances exist:

(i)	at any time before the Closing Date, any loss or theft shall have occurred for which a Group Company is or is alleged to be liable;

(ii)
the Group Company, the Seller or any member of the Seller’s Group, or any of their respective insurers shall have paid to any person, whether before or after Closing, any amount by way of compensation for all or part of any such loss or theft; and

(iii)	all or part of any such loss or theft (or funds corresponding thereto) shall have been recovered by the Group Company or the Purchaser or any member of the Purchaser’s Group.

12.8.2
In such circumstances the Purchaser shall, or shall procure that the Group Company or the member of the Purchaser’s Group, as the case may be, shall promptly and within 30 days of such sums being recovered and paid to it, pay to the Seller, or such member of the Seller’s Group as the Seller shall direct, all amounts so recovered (net of any costs and expenses incurred), in an amount not exceeding the sums paid to such person as referred to in Clause 12.8.1(ii) in respect of the loss or theft, provided that any amount recovered which is below £75,000 shall not give rise to any payment obligation on the part of the Purchaser in respect of recovery. Further, the Purchaser shall take, or shall procure that the Group Company or the member of the Purchaser’s Group, as the case may be, shall take, reasonable actions to achieve any such recovery as referred to in Clause 12.8.1(iii). The Purchaser agrees that it will co-operate fully with any requests for information from the Seller in relation to such amounts recovered under Clause 12.8.1(iii).

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13	Confidentiality

13.1	Announcements
Save for the Announcements, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Purchaser’s Group without the prior written consent of the Seller and the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). This shall not affect any announcement, communication, or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of either party or its holding company are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation.

13.2	Confidentiality

13.2.1	The Confidentiality Agreements shall cease to have any force or effect from the date of this Agreement in so far as they relate to the Group Companies.

13.2.2
Subject to Clauses 13.1 and 13.2.3, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(iii)
(in the case of the Seller) any information relating to the Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)
(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Group Companies.

13.2.3	Clause 13.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Purchaser’s Group);

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in either party;

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(iii)
the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)
the disclosure is made to a party to whom assignment is permitted under Clause 15.3 on terms that such assignee undertakes to comply with the provisions of Clause 13.2.2 in respect of such information as if it were a party to this Agreement;

(vi)
the disclosure is made to professional advisers or auditors of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 13.2.2 in respect of such information as if they were a party to this Agreement;

(vii)
the disclosure of information relating to the Group Companies or the Business is made by the Purchaser to any bank or financial institution in connection with the financing/refinancing (whether in whole or in part) by the Purchaser in the ordinary course of business not related to the Transaction, provided such person undertakes to comply with the provisions of Clause 13.2.2 in respect of such information as if it were a party to this Agreement;

(viii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreements or of this Agreement);

(ix)	the other party has given prior written approval to the disclosure or use;

(x)	the information is independently developed after Closing (other than by breach of the Confidentiality Agreements or of this Agreement); or

(xi)
the disclosure is reasonably required to facilitate any information and/or consultation process with any employees or Representative Body (as defined in paragraph 7 of Schedule 9), or any equivalent body of any member of the Seller’s Group or the Purchaser’s Group, or to allow any such body to comply with Applicable Law or its obligations under a Wider Transaction Document, provided that prior to disclosure or use of any information pursuant to Clause 13.2.3(i), (ii), (iii) or (vii), the party concerned shall, where not prohibited by law, consult with the other party insofar as is reasonably practicable and take reasonable account of the other party’s views.

13.2.4	If this Agreement terminates or lapses without Closing having occurred, the Purchaser shall, at its expense, as soon as practicable following request by the Seller:

(i)
return or destroy (at the Purchaser’s election), or procure the return or destruction (including by any professional advisers or auditors that received information pursuant to Clause 13.2.3(vi) or bank or financial institution that received information pursuant to Clause 13.2.3(vii)) of, all originals and hard copies of documents containing the information referred to in Clause 13.2.2(iv) (“Confidential Information”);

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(ii)
permanently erase, or procure the permanent erasing of, all electronic copies of Confidential Information in its possession or under its custody or control (excluding any Confidential Information which is contained in an electronic file created pursuant to any routine backup or archiving procedure, so long as such file is not generally accessible beyond the need for disaster recovery or similar operations); and

(iii)	provide written confirmation to the Seller confirming that the requirements of Clauses 13.2.4(i) and (ii) have been complied with, provided that, without prejudice to any duties of confidentiality contained in this Agreement or the Confidentiality Agreements the Purchaser (and its professional advisers or auditors that received information pursuant to Clause 13.2.3(vi) or bank or financial institution that received information pursuant to Clause 13.2.3(vii)) may retain any Confidential Information as may be required by law or regulation.

14	Insurance

14.1	Permitted Claims
The Seller shall (and shall procure that each member of the Seller’s Group will):

14.1.1	not terminate or agree to terminate any Seller’s Group Insurance Policy and/or Target Group Insurance Policy in respect of which a Permitted Claim has been made or may be made;

14.1.2	not take (or omit to take) any action which could reasonably be expected to adversely affect the rights of any member of a Group Company to effect recovery of Permitted Claims; and

14.1.3
notify in accordance with the terms of the relevant Seller’s Group Insurance Policy and/or Target Group Insurance Policy any Permitted Claims of which the Seller (or any member of the Seller’s Group) becomes aware prior to the Closing Date and which have not previously been notified to insurers.

14.2	No cover under Seller’s Group Insurance Policies from Closing
Without prejudice to Clause 14.1, the Purchaser acknowledges and agrees that from the Closing Date:

14.2.1
no Group Company shall have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Group with effect from the Closing Date; and

14.2.2
save to the extent required by Clause 14.1, neither the Seller nor any member of the Seller’s Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of any Group Company.

14.3	Existing claims under Seller’s Group Insurance Policies
With respect to any claim made before the Closing Date by or on behalf of any Group Company under any Seller’s Group Insurance Policy, if and to the extent that:

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14.3.1	the Group or the Purchaser’s Group has not been indemnified prior to the Closing Date in respect of the Losses in respect of which the claim was made; or

14.3.2	the Losses in respect of which the claim was made have not been taken into account in the: (i) the Carve-out Accounts; or (ii) the Closing Statement and reduced the Working Capital accordingly, the Seller shall (and shall procure that each member of the Seller’s Group will), consistent with past practice on such matters, use all reasonable endeavours after the Closing Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Seller’s Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Group Company as soon as practicable after receipt.

14.4	New claims under Occurrence Basis Policies

14.4.1
With respect to any event, act or omission relating to any Group Company that occurred or existed prior to the Closing Date that is covered by an Occurrence Basis Policy which is a Seller’s Group Insurance Policy, the Seller shall, at the direction of the Purchaser or the relevant Group Company, make a claim under such insurance policy, provided that:

(i)	the Seller shall not be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by the Purchaser or a member of the Purchaser’s Group;

(ii)	the Seller shall retain exclusive conduct of any such claim;

(iii)	the claim is promptly notified to the Seller upon the Purchaser becoming aware of the claim and in any event within three years after the Closing Date; and

(iv)	the relevant Group Company shall be liable for any deductible or excess under the Occurrence Basis Policy payable in respect of the claim, such claims being “Agreed New Claims”.

14.4.2
In the event a Group Company notifies an Agreed New Claim pursuant to Clause 14.4.1, the Seller shall (and shall procure that each member of the Seller’s Group will) at the Purchaser’s cost and consistent with past practice on such matters, make notifications and claims under the relevant Occurrence Basis Policy and use all reasonable endeavours to recover all monies due from insurers. The relevant Group Company shall be entitled to be paid any proceeds actually received under the Occurrence Basis Policy (less any deductible or excess actually paid by the Seller or any member of the Seller’s Group and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group) provided that:

(i)
the Seller shall not be required, pursuant to any requests made by the Purchaser or any Group Company, to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchaser or Group Company prior to incurring any such expenditure or liability;

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(ii)
neither the Purchaser nor any Group Company shall be entitled to any proceeds received by the Seller’s Group under any Occurrence Basis Policy except if and to the extent that such proceeds relate to an Agreed New Claim made pursuant to Clause 14.4.1 in respect of:

(a)	an event, act or omission connected with the carrying on of the business of the Group prior to the Closing Date; or

(b)
Losses for which the relevant Group Company has not already been reimbursed, indemnified or otherwise compensated for whether under this Agreement, the Tax Indemnity or the Wider Transaction Documents or otherwise; and

(iii)
the Purchaser shall provide (and shall procure that the relevant Group Company also provides) all assistance, information and co-operation reasonably requested by the Seller or the Seller’s representatives (including the Seller’s insurers, appointed claims handlers or any lawyers instructed in relation to such claim).

15	Other Provisions

15.1	Further Assurances

15.1.1
Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to transfer the Shares to the Purchaser and to give the other the full benefit of this Agreement.

15.1.2
The Seller shall, and shall procure that the relevant members of the Seller’s Group shall, retain for a period of 10 years from Closing any books, records and documents if and to the extent they relate to the Group Companies or the business carried on by the Group Companies at Closing and shall, and shall procure that the relevant members of the Seller’s Group shall, if reasonably requested by the Purchaser, allow the Purchaser or the relevant Group Company reasonable access to such books, records and documents, including the right to take copies, at the Purchaser’s expense: (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Group Companies; and (iii) to enable the Purchaser’s Group and the Group Companies to comply with their own tax obligations or facilitate the management or settlement of their own tax affairs.

15.1.3
The Purchaser shall, and shall procure that the relevant Group Companies shall, retain for a period of 10 years from Closing any books, records and documents of the Group Companies if and to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant Group Companies shall, if reasonably requested by the Seller, allow the Seller reasonable access to such books, records and documents, including the right to take copies, at the Seller’s expense: (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the

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Group Companies; and (iii) to enable the Seller’s Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs.

15.1.4	Release of Guarantees

(i)
The Purchaser shall use reasonable endeavours to procure by Closing or, if and to the extent not applicable or not done by Closing, as soon as reasonably practicable thereafter, the release of the Seller or any member of the Seller’s Group from the Seller’s Group Guarantees. Pending such release, the Purchaser shall indemnify the Seller and any member of the Seller’s Group against all amounts paid by any of them pursuant to the Seller’s Group Guarantees in respect of any such liability of the Group Companies which arises after Closing. If:

(a)	any Seller’s Group Guarantee has not been released by the date that is six months after the Closing Date; or

(b)	any Seller’s Facility Guarantee has not been released by the date that is three months after the Closing Date;
the Purchaser shall, if requested by the Seller, promptly and in any event within three Business Days provide a sum of cash to the guaranteed party under that Seller’s Group Guarantee or Seller’s Facility Guarantee equal to the maximum amount that is being guaranteed under the Seller’s Group Guarantee or Seller’s Facility Guarantee (as applicable) to that guaranteed party. Such cash will be held by that guaranteed party as collateral for the obligations that are the subject of such Seller’s Group Guarantee or Seller’s Facility Guarantee and the Purchaser shall enter into the documents requested by that guaranteed party to reflect those collateral arrangements. After paying such cash to that guaranteed party the Purchaser shall procure the release of such Seller’s Group Guarantee or Seller’s Facility Guarantee and notify the Seller once the Seller’s Group Guarantee or Seller’s Facility Guarantee has been released.

(ii)
The Seller shall use reasonable endeavours to procure by Closing or, if and to the extent not applicable or not done by Closing, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guarantees or indemnities given by or binding upon the Group Company in respect of any liability of the Seller or any member of the Seller’s Group (the “Group Company Guarantees”). Pending such release, the Seller shall indemnify the Group Companies against all amounts paid by any of them pursuant to the Group Company Guarantees in respect of any such liability of the Group Companies. If any Group Company Guarantee has not been released by the date that is six months after the Closing Date, the Seller shall, if requested by the Purchaser, promptly and in any event within three Business Days provide a sum of cash to the guaranteed party under that Group Company Guarantee equal to the maximum amount that is being guaranteed under the Group Company Guarantee to that guaranteed party. Such cash will be held by that guaranteed party as collateral for the obligations that are the subject of such Group Company Guarantee and the Seller shall enter (or procure the entry into of) the documents requested by that guaranteed party

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to reflect those collateral arrangements. After paying such cash to that guaranteed party the Seller shall procure the release of such Group Company Guarantee and notify the Purchaser once the Group Company Guarantee has been released.

15.1.5	Repayment of Intra-Group Trading Payables and Receivables

(i)
The Purchaser shall procure that the relevant Group Company repays to the relevant member of the Seller’s Group any Intra-Group Trading Payables within the time period specified in the relevant invoice or other documentation supporting the transaction from the relevant member of the Seller’s Group (such invoice or documentation being delivered in the ordinary course, including with respect to timing of delivery and payment).

(ii)
The Seller shall procure that the relevant member of the Seller’s Group repays to the relevant Group Company any Intra-Group Trading Receivables within the time period specified in the relevant invoice or other documentation supporting the transaction from the relevant Group Company (such invoice or documentation being delivered in the ordinary course, including with respect to timing of delivery and payment).

15.2	Whole Agreement

15.2.1
The Transaction Documents contain the whole agreement between the parties relating to the sale and purchase of the Shares to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the sale and purchase of the Shares.

15.2.2	The Purchaser agrees and acknowledges that, in entering into the Transaction Documents, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

15.2.3
Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in or in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents and, save for any termination rights explicitly set out in the Transaction Documents, each of the parties waives all other rights and remedies (including rights and remedies to claim damages in tort or under statute or civil codes, or to (wholly or partly) rescind, nullify or terminate (whether by court or arbitral order or otherwise) the Transaction Documents) in relation to any such representation, warranty or undertaking.

15.2.4	Nothing in this Clause 15.2 excludes or limits any liability for fraud.

15.3	Assignment
Neither the Seller nor the Purchaser may, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement save that:

15.3.1	the Purchaser may assign the benefit of this Agreement (in whole or in part) to any member of the Purchaser’s Group (from time to time); and

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15.3.2	the Seller may assign the benefit of this Agreement (in whole or in part) to any member of the Seller’s Group (from time to time), provided that neither the Seller nor the Purchaser (as applicable) shall be under any greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser or the Seller (as applicable) in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser or the Seller (as applicable) in respect of the relevant fact, matter or circumstance).

15.4	UK: Third Party Rights

15.4.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except if and to the extent set out in this Clause 15.4 or as otherwise provided in this Agreement.

15.4.2	An assignee pursuant to Clause 15.3 may enforce and rely on this Agreement as if it were a party.

15.5	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

15.6	Method of Payment and Set Off

15.6.1
Any adjustments to such repayment pursuant to Clause 8.4 may be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the relevant Group Companies.

15.6.2
The repayment of an Estimated Intra-Group Financing Receivables to be made to a Group Company or the repayment of an Estimated Intra-Group Financing Payable to be made to a member of the Seller’s Group pursuant to Clause 7.7.1 may be settled by payments between the Seller (or a member of the Seller’s Group), for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser (or a member of the Purchaser’s Group), for itself and on behalf of the relevant Group Companies.

15.6.3
Any payments pursuant to this Agreement shall be made in cash, in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that:

(i)	payments due between the Seller and the Purchaser:

(a)	in relation to repayments of the Estimated Intra-Group Financing Payables and Estimated Intra-Group Financing Receivables pursuant to Clause 7.7.1 and 15.6.2; or

(b)	in relation to adjustments to those repayments pursuant to Clause 8.4, respectively, may be set off against each other to produce a net sum; and

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(ii)	payments due between the Seller and the Purchaser pursuant to Clause 8.3 may be set off against each other to produce a net sum.

15.6.4
Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment reasonably in advance and in sufficient detail to enable payment in cash by electronic transfer to be effected on or before the due date for payment.

15.6.5
Payment of a sum in accordance with this Clause 15.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

15.7	Costs

15.7.1
The Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation and negotiation of, and the entry into, the Wider Transaction Documents and the sale of the Shares.

15.7.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation and negotiation of, and the entry into, the Wider Transaction Documents and the purchase of the Shares.

15.8	Notarial Fees, Registration, Stamp, Transfer Taxes and Duties
Subject to the provisions of the Tax Indemnity, the Purchaser shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable in respect of the sale and purchase of the Shares pursuant to this Agreement. The Purchaser shall arrange the payment of such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall pay to the Seller or any other member of the Seller’s Group an amount equal to any Losses suffered by the Seller or member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 15.

15.9	Interest
If a party defaults in the payment when due of any sum payable under this Agreement or the Tax Indemnity its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum equal to SONIA. Such interest shall accrue from day to day.

15.10	Grossing-up

15.10.1
All sums payable under this Agreement shall be paid in cash free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Clause 15.6.1 or required by law. If any deductions or withholdings are required by law, the payer shall account to the relevant governmental authority or Tax Authority for the amount so required to be deducted or withheld and, except:

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(i)	in the case of interest payable under Clause 15.9; and

(ii)
in the case of the Purchase Price where such withholding or deduction is: (a) required by a change of law introduced or coming into force after the date of this Agreement; and (b) not a withholding or deduction which would not have arisen but for the payer being incorporated or tax resident in the jurisdiction imposing such withholding or deduction, the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated or any affiliate or person with an interest in a party shall have transferred its rights under this Agreement or its interest in the party or changed its tax residence or the permanent establishment to which its rights under this Agreement or its interest in the party are allocated then the liability of the other party under this Clause 15.10.1 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

15.10.2
The recipient or expected recipient of an amount paid under this Agreement (or any affiliate of or person with an interest in such recipient) shall take such measures as are reasonable to claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to Clause 15.10.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

15.10.3
If the recipient of a payment made under this Agreement (or any affiliate of or person with an interest in such recipient) obtains a refund of or obtains and utilises a credit for any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid pursuant to Clause 15.10.1 as the recipient of the payment certifies to the payer will leave it (together with any affiliate of or person with an interest it) (after such reimbursement) in no better and no worse position than would have arisen if the payer had not been required to make such deduction or withholding.

15.10.4
Subject to Clause 6.3.3, where any payment is made or to be made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (which, for the avoidance of doubt, shall not include any reimbursement made pursuant to Clause 15.10.3) then the sum payable shall be adjusted to such sum as will ensure that:

(i)	after payment of any Taxation charged on such sum in the hands of the recipient (or any affiliate of or person with an interest in such recipient)

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(including any Taxation which would have been charged in the absence of any Reliefs); and

(ii)	after giving credit for any Relief that is or will be available to the recipient (or any affiliate of or person with an interest in such recipient) in respect of the matter giving rise to the payment, the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation or Relief provided first that the reference in this Clause 15.10.4 to a Relief shall include any saving of Taxation which is the subject of Clause 6.3.3 and provided secondly that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated (or any affiliate of or person with an interest in a party shall have transferred its rights under this Agreement or its interest in the party or changed its tax residence or the permanent establishment to which its rights under this Agreement or its interest in the party are allocated) then the liability of the other party under this Clause 15.10.4 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

15.10.5
Clause 15.10.4 shall not apply if and to the extent that the amount of the indemnity, compensation or reimbursement payment has already been adjusted to take account of the Taxation that will or would be charged on receipt or relief that is or will be available in respect of the matter giving rise to the payment.

15.10.6	Should the Purchaser consider that it or a Relevant Purchaser is required by law so to withhold amounts from the Purchase Price which fall within Clause 15.10.1(ii), the Purchaser will:

(i)
notify the Seller at least twenty Business Days prior to making any deduction (which notice shall include a statement of the amounts the Relevant Purchaser intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct);

(ii)	provide the Seller with a reasonable opportunity to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding; and

(iii)	cooperate in good faith with the Seller to reduce or eliminate such deduction or withholding.

15.11	VAT

15.11.1
Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using reasonable endeavours to recover such amount of VAT as may be practicable.

15.11.2
If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then, unless specifically provided otherwise: (i) the recipient shall provide to the payer a valid VAT invoice; and (ii) except where the reverse charge

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procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

15.12	Notices

15.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.

15.12.2
A Notice to the Seller shall be sent to such party at the following address or to such other person and address as the Seller may notify by Notice to the Purchaser from time to time in which case such person and address shall supersede the following address:

G4S PLC
5th Floor, Southside, 105 Victoria Street, London, United Kingdom SW1E 6QT
E-mail: Soren.lundsberg@g4s.com
Attention: Soren Lundsberg-Nielsen, Group General Counsel
With a copy to:
Linklaters LLP
One Silk Street, London EC2Y 8HQ
Email: Aedamar.Comiskey@Linklaters.com and Kanyaka.Ramamurthi@Linklaters.com
Attention: Aedamar Comiskey and Kanyaka Ramamurthi

15.12.3
A Notice to the Purchaser shall be sent to such party at the following address or to such other person and address as the Purchaser may notify by Notice to the Seller from time to time in which case such person and address shall supersede the following address:

The Brink’s Company
555 Dividend Dr, Coppell, TX 75019, United States
E-mail: Dobrien@brinkscompany.com and lblackwood@brinkscompany.com and CorporateSecretary@brinkscompany.com
Attention: Dana O’Brien, General Counsel and Lindsay Blackwood
With a copy to:
Allen & Overy LLP
One Bishops Square, London E1 6AD
Email: David.Broadley@Allenovery.com and Lisa.Goransson@Allenovery.com
Attention: David Broadley and Lisa Goransson

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15.12.4	Subject to Clause 15.12.5, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time recorded by the delivery company, in the case of recorded delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

15.12.5
A Notice that is deemed by Clause 15.12.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

15.12.6
For the purposes of this Clause 15.12, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.

15.12.7
E-mail is not permitted for any Notice which: (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

15.13	Civil Law Notary
Each of the Seller and the Purchaser is aware that the Civil Law Notary holds office with Allen & Overy LLP and hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie) and explicitly agree and acknowledge that:

15.13.1
Allen & Overy LLP may advise and act on behalf of the Relevant Seller and the Relevant Purchaser with respect to the sale of the Dutch Shares, the Dutch Transfer Deeds and any agreements or any disputes related to or resulting from the sale of the Dutch Shares, the Dutch Transfer Deeds and any agreements or any disputes related thereto; and

15.13.2
the Civil Law Notary shall execute the Dutch Transfer Deeds pursuant to which the Dutch Shares will be transferred and the Civil Law Notary will act as civil law notary on behalf of the Relevant Seller (partijnotaris).

15.14	Invalidity

15.14.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

15.14.2
If and to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.14.1, then such provision or part of it shall, if and to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement

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and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.14.1, not be affected.

15.15	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

15.16	Arbitration

15.16.1
The LCIA Arbitration Rules, as amended from time to time (the “LCIA Rules”) are incorporated by reference into this Clause 15.16 and capitalised terms used in this Clause 15.16 which are not otherwise defined in this Agreement have the meaning given to them in the LCIA Rules.

15.16.2
Any dispute, claim, difference or controversy arising out of or connected with this Agreement, including a dispute as to the validity, existence interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement or this Clause 15.16, shall be referred to and finally resolved by arbitration conducted with its seat or legal place in London and conducted in the English language by three arbitrators pursuant to the LCIA Rules, save that, unless the parties agree otherwise:

(i)
the Claimant (or Claimants jointly) shall nominate an arbitrator for appointment by the LCIA Court. The Respondent (or Respondents jointly) shall nominate an arbitrator for appointment by the LCIA Court. If one party fails to appoint an arbitrator within 30 days of receiving notice of the appointment of an arbitrator by the other party then that arbitrator shall be appointed by the LCIA Court;

(ii)
the third arbitrator, who shall act as the presiding arbitrator of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA Court;

(iii)
any party to an arbitration commenced pursuant to this Clause 15.16 may, prior to the constitution of an Arbitral Tribunal in respect of that arbitration, join any party to this Agreement or any Transaction Document to that arbitration by delivery of a notice to the party it seeks to join at the address given for the sending of notices under this Agreement or the relevant Transaction Document (as applicable);

(iv)
the parties agree to the consolidation of any two or more arbitrations commenced pursuant to this Clause 15.16 and/or the arbitration agreement contained in any Transaction Document, subject to and in accordance with the LCIA Rules. For the avoidance of doubt, this Clause 15.16.2(iv) is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the LCIA Rules; and

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(v)
to the extent permitted by law, each party waives any objection, on the basis that a dispute has been resolved in a manner contemplated by this Clause 15.16, to the validity and/or enforcement of any arbitral award.

15.17	Governing Law and Submission to Jurisdiction
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

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SIGNATORIES
This Agreement has been duly entered into on the date shown at the beginning.

SIGNED by _Tim Weller_______ on behalf of G4S plc:	/s/ Tim Weller
Signature

SIGNED by _Dana O'Brien_____ on behalf of The Brink’s Company:	/s/ Dana O'Brien
Signature
Schedule 1
Relevant Sellers, Relevant Purchasers & Companies

(1)	(2)	(3)	(4)	(5)
Name of Relevant Seller	Name of Company	Number of shares[1]	Name of Relevant Purchaser	Allocated Consideration
G4S PLC	G4S Cash Solutions Holdings No 2 Limited	6,457,756	Brink's Security International, Inc.	£125,713,000[2]
G4S Holding (B) B.V.	G4S Group Holding (Asia) B.V.	200 A shares and 200 B shares	Brink’s Dutch Holdings, B.V.	£5,427,000
G4S Cash Solutions Holdings No 2 B.V.	G4S Cash Solutions Holdings B.V.	50,579,733 ordinary shares	Brink’s France S.A	£96,672,000
G4S Secure Solutions S.A./N.V.	G4S Cash Solutions (Belgium) S.A./N.V.	981,668 Class A Shares and 43,000 Class B Shares	Brink’s France S.A.	£28,633,972
G4S Belgium Nominee S.A./N.V.	G4S Cash Solutions (Belgium) S.A./N.V.	1 Class A share	Brink’s International Holdings AG	£28
1 The number of shares may change between the date of this Agreement and the Closing Date in accordance with the Reorganisation Steps Plan.
2. Of which £107,889,000 shall be paid at Closing and £17,824,000 shall be the Deferred Consideration.

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Schedule 9
Warranties given by the Seller under Clause 9.1

1	Corporate Information

1.1	The Shares and the Group Companies

1.1.1	The Relevant Sellers:

(i)	are the sole legal and beneficial owners of the Shares (as set out against each Relevant Seller’s name in Schedule 1); and

(ii)	have the right to exercise all voting, economic and other rights over the Shares (as set out against each Relevant Seller’s name in Schedule 1).

1.1.2	The Shares comprise the whole of the issued and allotted share capital of the Companies, have been properly and validly issued and allotted and are each fully paid.

1.1.3	Save as set out in Schedule 2, a Group Company:

(i)	is, or on Closing will be, the sole legal and beneficial owner of all of the shares in each of the Subsidiaries; and

(ii)	has, or on Closing will have, the right to exercise all voting and other rights over such shares.

1.1.4	The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6	There are no Encumbrances on, and no restrictions affecting the transferability of, the shares in any Group Company.

1.1.7	The particulars contained in Schedule 2 are true and accurate.

1.1.8	No Group Company:

(i)	holds or beneficially owns or, except as provided for in the Reorganisation Steps Plan, has agreed to acquire any securities in any company other than another Group Company; or

(ii)
is, or, except as expressly provided for in the Reorganisation Steps Plan, has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).

1.1.9	No Group Company is an officer of any company other than another Group Company.

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1.2	Constitutional documents, corporate registers and minute books

1.2.1	The constitutional documents in the Data Room are true, accurate and materially complete copies of the constitutional documents of the Group Companies.

1.2.2	The statutory registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)	are maintained in accordance with Applicable Law; and

(ii)	contain up to date records of all matters required to be dealt with in such registers and books in accordance with Applicable Law, in each case in all material respects.

1.2.3	All registers, books and records referred to in paragraph 1.2.2 are in the possession (or under the control) of the relevant Group Company.

1.2.4
In the three years prior to the date of this Agreement, all material filings required by Applicable Law to be delivered or made by the Group Companies to the company registries in each relevant jurisdiction have been duly delivered or made on a timely basis within the time periods required by Applicable Law.

2	Carve-out Accounts and 2019 Management Accounts

2.1	Carve-out Accounts

2.1.1
The Carve-out Accounts have been extracted from the reporting schedules used to prepare the audited consolidated financial statements of the Seller as set out therein subject to the adjustments described in the Carve-out Accounts.

2.1.2	The Carve-out Accounts:

(i)	have been prepared in accordance with the basis of preparation set out therein;

(ii)	do not materially misstate the assets and liabilities of the relevant Group Company as at the date thereof nor the profits or losses of the relevant Group Company for the period to which they relate;

(iii)
have been prepared in good faith on a consistent basis, in all material respects, with the basis employed in the Seller’s Accounts including in relation to accounting policies, procedures, estimation techniques and the application of management judgements; and

(iv)	enable a reasonable judgement to be made as to financial position of the relevant Group Company as at the Carve-out Accounts Date and for the period to which they relate (as applicable).

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2.2	2019 Management Accounts
The Management Accounts and the Period End Financial Data have been prepared in good faith on a consistent basis, in all material respects, with the basis employed in the Seller’s Accounts, including in relation to accounting policies, procedures, estimation techniques and the application of management judgements.

2.3	Dividends and distributions
All dividends or other distributions of profits or assets declared, made or paid by a Group Company in the two years prior to the date of this Agreement have been declared, made and paid in accordance with Applicable Law and its constitutional documents.

3	Financial Obligations

3.1	Financial facilities

3.1.1
Accurate and materially complete particulars (including amounts) of all outstanding financial facilities (including loan capital, all outstanding money borrowed or raised and money raised by acceptances or debt factoring) of any Group Company(ies) exceeding £3,000,000 outstanding or available are set out in the Data Room.

3.1.2
So far as the Seller is aware, the total amount borrowed by each Group Company does not exceed any limitation on borrowing contained in: (i) its constitutional documents; or (ii) any material contract to which it is a party (including its overdraft facilities).

3.2	Guarantees and security
Other than in the ordinary and usual course of business, so far as the Seller is aware, there is no outstanding guarantee or other security or arrangement having an effect equivalent to the granting of security given:

3.2.1	by any Group Company; or

3.2.2	for the benefit of any Group Company.

3.3	Continuation of facilities
In relation to financial facilities under which any Group Company has outstanding Indebtedness in an amount in excess of £3,000,000, so far as the Seller is aware:

3.3.1	there has not been any material contravention of, or non-compliance by the relevant Group Company with, any of its terms or conditions;

3.3.2	no steps for the enforcement of any Encumbrance have been taken or, so far as the Seller is aware, threatened;

3.3.3	there has not been any material alteration to its terms and conditions; and

3.3.4	neither the Seller nor any Group Company has done anything which might affect or prejudice its continuation.

3.4	Derivative transactions
No Group Company has outstanding any obligation in respect of a derivative transaction (including any foreign exchange transaction).

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3.5	Government grants
No Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body which, in any case, is material in the context of that Group Company.

3.6	Loans
So far as the Seller is aware, no Group Company owns the benefit of any debt (whether present or future, actual or contingent) other than: (i) debts owing to it in the ordinary course of its business; and (ii) debts owing to it from another Group Company.

4	Assets

4.1	Real estate

4.1.1	The Properties

(i)
The Properties comprise all of the premises, buildings, land and other property rights owned, occupied or otherwise used by the Business or in which the Group Companies have an interest and which are material to the Group as a whole.

(ii)	All deeds and documents necessary to prove title to each of the Properties in Part 1 and Part 2 of Schedule 3 are in the possession or control of the Group Companies.

(iii)	The particulars of the Properties set out in Part 1 and Part 2 of Schedule 3 are true and accurate in all material respects.

4.1.2	Title
In relation to each Property set out in Part 1 and Part 2 of Schedule 3:

(i)	a Group Company (as named in Schedule 3 as owner of the Property):

(a)	is the legal owner of and beneficially entitled to the whole of the Property or the lessee, as applicable and is in exclusive occupation of it; and

(b)	so far as the Seller is aware has the legal rights necessary to use the Property in the manner in which it is presently used;

(ii)	there are no Encumbrances in or over the Property;

(iii)	so far as the Seller is aware there is no covenant, restriction, burden or stipulation affecting any Property which conflicts with its current use;

(iv)	the Group Company named in Schedule 3 as owner of the Property has, so far as the Seller is aware, the right to use such Property in accordance with its current use;

(v)
the Seller is not aware of any subsisting breaches of applicable planning acts or of any relevant by-laws or building regulation which have been committed in relation to the Properties in the two years prior to the date of this Agreement which has had or may have a material adverse effect on the use of the Property for the purpose of the Group Company’s business;

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(vi)
so far as the Seller is aware, there are no third-party rights or interests, options or rights of pre-emption or first refusal affecting the Property nor is any person in the course of acquiring any such rights or interests; and

(vii)
so far as the Seller is aware, there are no notices or disputes between the Group Company and any third party (including any Government department or authority) which have had or may have a material adverse effect on the Property or the use of the Property for the purpose of the Group Company’s business (including disputing any Group Company’s right to occupy any of the Properties).

4.1.3	Leasehold Properties
Where the interest of the Group Companies in any Property is leasehold, the requisite details have been completed in Part 2 of Schedule 3 and, so far as the Seller is aware:

(i)	no Group Company has received any subsisting notice alleging a material breach on the part of the tenant of any covenants, conditions and agreements contained in the relevant leases; and

(ii)	the rent has been paid up to date.

4.1.4	The Additional Properties

(i)	All deeds and documents necessary to prove title to each of the properties in Part 3A and 3B of Schedule 3 are in the possession or control of the Seller’s Group.

(ii)	The particulars of the properties set out in Part 3A, 3B and 3C of Schedule 3 are true and accurate in all material respects.

(iii)	In relation to each property set out in Part 3A and 3B of Schedule 3 (the “Additional Properties”, each being an “Additional Property”):

(a)	the relevant member of the Seller’s Group (as named in Schedule 3 as owner of the Additional Property):

(I)
is the legal owner of and beneficially entitled to the whole of the Additional Property or the lessee, as applicable and is in exclusive occupation of it (save insofar as each Additional Property is occupied by a member of the Group); and

(II)	so far as the Seller is aware has the legal rights necessary to use the Additional Property in the manner in which it is presently used;

(b)	there are no Encumbrances in or over the Additional Property;

(c)	so far as the Seller is aware there is no covenant, restriction, burden or stipulation affecting any Additional Property which conflicts with its current use;

(d)
the company in the Seller’s Group named in Schedule 3 as owner of the Additional Property has, so far as the Seller is aware, the right to use such Additional Property in accordance with its current use;

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(e)
the Seller is not aware of any subsisting breaches of applicable planning acts or of any relevant by-laws or building regulation which have been committed in relation to the Additional Properties in the two years prior to the date of this Agreement which has had or may have a material adverse effect on the use of the Additional Property for the purpose of the Group Company’s business;

(f)
so far as the Seller is aware, there are no third-party rights (including change of control rights which may be triggered by the Transaction) or interests, options or rights of pre-emption or first refusal affecting the Additional Property nor is any person in the course of acquiring any such rights or interests; and

(g)
so far as the Seller is aware, there are no notices or disputes between the owner (as set out in Schedule 3) and any third party (including any Government department or authority) which have had or may have a material adverse effect on the Additional Property or the use of the Additional Property for the purpose of the Group Company’s business (including disputing a right to occupy any of the Additional Properties).

(iv)	Where the interest of the relevant member of the Seller’s Group in any Additional Property is leasehold, so far as the Seller is aware:

(a)	none of the Seller’s Group has received any subsisting notice alleging a material breach on the part of the tenant of any covenants, conditions and agreements contained in the relevant leases; and

(b)	the rent has been paid up to date.

4.2	Ownership of assets

4.2.1
All material assets included in the Carve-out Accounts or acquired by any of the Group Companies since the Carve-out Accounts Date, other than the Properties, the Intellectual Property Rights and any assets disposed of or realised in the ordinary and usual course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary course of business:

(i)	are legally and beneficially owned, leased or licensed by the Group Companies; and

(ii)	are, where capable of possession, in the possession or under the control of the relevant Group Company.

4.2.2	None of the material assets of the Group (other than the Properties) is subject to any Encumbrance.

4.3	Sufficiency of Assets
So far as the Seller is aware:

4.3.1
all of the assets which are required for the carrying on of the Business materially in the manner in which it was carried on immediately prior to the date of this Agreement are, or will at Closing be, in the possession of or under the control of the Group

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Companies or will be provided in accordance with the Wider Transaction Documents (unless specifically excluded thereunder); and

4.3.2
no member of the Seller’s Group has given or received any written notification in relation to the validity or termination of the Group Companies’ right to use or control such assets which has had or may have a material adverse effect on the Business carried on by such Group Company.

4.4	Condition
All of the plant, machinery, equipment and vehicles that is material to the Business are in a reasonable state of repair, subject to ordinary course wear and tear and scheduled repair and replacement and can be used for the purposes for which they are used on the date of this Agreement.

5	Intellectual Property Rights and Information Technology

5.1	Definitions
For the purposes of this paragraph 5:
“Business IT” means all Information Technology which is owned or used by any Group Company in relation to the Business and which is material to the Business;
“Data Protection Authority” means any body responsible for enforcing Data Protection Legislation;
“Data Protection Legislation” means the following legislation to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) and any national law issued under that Regulation; and (c) any other similar national privacy law;
“Information Technology” means computer systems, communication systems, software, hardware and related services; and
“Owned Registered IPR” has the meaning given to it in paragraph 5.2.1 of this Schedule 5.

5.2	Intellectual Property Rights

5.2.1	So far as the Seller is aware, Part 1 of Schedule 5 lists details of all Owned Business IPR that is registered or the subject of applications for registration (“Owned Registered IPR”).

5.2.2	The Owned Business IPR is not subject to any Encumbrance.

5.2.3	All registration and renewal fees due as at the date of this Agreement in relation to all Owned Registered IPR have been paid.

5.2.4
Save for Business IPR to be provided under the Transitional Services Agreement, this Agreement or the Continuing Agreements, all of the Business IPR owned by or licensed to the Seller’s Group and which is required for the carrying on of the Business materially in the manner in which it was carried on immediately prior the date of this Agreement is legally and beneficially owned by the Group Companies or licensed to a Group Company under a licence agreement.

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5.2.5	All licences of Intellectual Property Rights to or from any Group Company that are material to the Business are disclosed in the Data Room and, in respect of each such licence:

(i)	it is in full force and effect, and no written notice has been served or, received by any Group Company to terminate it; and

(ii)
so far as the Seller is aware, the obligations of all parties thereto have been complied with in all material respects and no Group Company has received written notice of any dispute that would entitle the counterparty to terminate it.

5.2.6
No Group Company and no member of the Seller’s Group has, in the past two years, received a written notice alleging that the operation or products or services of any Group Company infringe or misuse the Intellectual Property Rights of a third party, and, so far as the Seller is aware:

(i)	no current operations or products or services of any Group Company infringe or misuse any Intellectual Property Rights of any third party; and

(ii)
no Group Company is engaged in an outstanding dispute under which it is alleged that the operations or products or services of any Group Company infringe the Intellectual Property Rights of a third party, in each case which has had or may have a material adverse effect on that Group Company’s business.

5.2.7	So far as the Seller is aware:

(i)	the Owned Business IPR is not being infringed or used without authorisation by any third party; and

(ii)	no Group Company is engaged in an outstanding dispute under which it is alleged that the operations or products or services of a third party infringe the Owned Business IPR.

5.2.8
So far as the Seller is aware: (i) no current or former employees, consultants or independent contractors of any Group Company who have contributed to the creation or development of any Intellectual Property Rights are claiming any right, title or interest in and to any Intellectual Property Rights relating to the Business; and (ii) no current or former employee or any consultant or independent contractor of any Group Company who has contributed to the creation or development of any Intellectual Property Rights relating to the Business is in breach of any obligation to assign to a Group Company all of its right, title and interest in and to any Intellectual Property Rights relating to Business.

5.3	Information Technology

5.3.1
Each element of the Business IT is either: (i) owned or leased by, or used under an agreement with, a Group Company; or (ii) provided for under, but subject to, the terms of the Transitional Services Agreement.

5.3.2	In the 24 months prior to the date of this Agreement:

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(i)	there have been no breakdowns, security breaches, malfunctions, data loss or failures of the Business IT; and

(ii)
so far as the Seller is aware, no Group Company has received written notice from a material supplier that there has been a breakdown, security breach, malfunction, data loss or failure in any Information Technology used in the provision of services to any Group Company, which in any case has had a material adverse effect on the business of any Group Company.

5.3.3
Each Group Company has in place appropriate cybersecurity and business continuity policies and procedures. So far as the Seller is aware, no Group Company has done or omitted to do anything which is a material contravention of those policies and procedures.

5.4	Data Protection

5.4.1	Each Group Company has complied in the last 18 months in all material respects with the applicable requirements of the Data Protection Legislation.

5.4.2
No written notice, request, order, warning, reprimand or allegation of non-compliance with the Data Protection Legislation (including any enforcement notice or monetary penalty notice) has been received by any of the Group Companies from any Data Protection Authority in the last 18 months.

5.4.3
No individual has submitted a written claim for compensation to any Group Company under any Data Protection Legislation, whether for unauthorised processing, loss or unauthorised disclosure of personal data or otherwise in the last 18 months.

6	Contracts

6.1	Contracts

6.1.1
No Group Company is a party to or subject to any material contract, transaction, arrangement or obligation (excluding any contract, transaction, arrangement or obligation solely between two or more Group Companies and other than in relation to any Property or contract of employment) which:

(i)	is not in the ordinary and usual course of business;

(ii)	is not wholly on an arm’s length basis; or

(iii)	requires an annual expenditure payable by any Group Company in excess of £1,000,000.

6.1.2
So far as the Seller is aware no material supplier of any Group Company has ceased supplying it or has materially reduced its supplies to that Group Company in the 12 months prior to the date of this Agreement.

6.2	Joint ventures etc.
Save as set out in Schedule 2, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

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6.3	Agreements with Connected Parties

6.3.1
Other than contracts that will terminate on Closing or which are entered into or not terminated on Closing pursuant to the Wider Transaction Documents, there are no existing contracts with a value in excess of £500,000 per annum between, on the one hand, any Group Company and, on the other hand, any Relevant Seller, any person who is or was a shareholder of any Relevant Seller or any other member of the Seller’s Group (other than a Group Company).

6.3.2
No Group Company is party to any contract with a value in excess of £500,000 per annum with any current or former Employee or current or former director of any Group Company or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

6.4	Corporate transactions
Except for acquisitions and disposals of Group Companies or members of the Seller’s Group implemented in accordance with the Reorganisation Steps Plan, there have been no acquisitions or disposals carried out in the past three years by a Group Company for which the consideration exceeded £5,000,000 and which, as at the date of this Agreement, have: (i) any deferred consideration outstanding; (ii) outstanding restrictive covenants binding on any Group Companies; or (iii) warranties or indemnities given by any Group Company, the time limit for which has not expired.

7	Employees and Employee benefits
In this paragraph 7:
“Managing Director” means any Employee who is the Managing Director of: (i) the relevant Cash Business in any Cash Territory; or (ii) the relevant Secure Solutions Business in any Secure Solutions Territory;
“Relevant Period” means, unless otherwise expressly provided, the two years ending on the date of this Agreement;
“Representative Body” means any association, trade union, works council or any other body or persons representing any of the workers of any Group Company;
“Target Operating Model” has the meaning given to it in Schedule 4; and
“Worker”, in respect of persons engaged in the United Kingdom only, has the meaning in section 230(3)(b) of the Employment Rights Act 1996, and includes any director and any other officer of any Group Company whether or not he is a worker (as so defined), and includes any individual engaged by any Group Company in a similar capacity in any Cash Territory or Secure Solutions Territory.

7.1	Employee information

7.1.1
Part 2 of Schedule 4 contains the Target Operating Model for each Group Company (and, in the case of the Benelux region, Netherlands and Luxembourg) including the number of Employees and the names of the Senior Employees at 1 February 2020.

7.1.2	Save as provided in paragraph 7.1.3 below, on the basis of its assessment of the roles shown in pink boxes in the Target Operating Model, the Seller acting reasonably

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believes that each employee who will be moved into such role spends at least 80% of their working time in the Business.

7.1.3
There are fewer than 7 employees who will be moved into roles shown in pink boxes in the Target Operating Models in accordance with the Wider Transaction Documents who the Seller acting reasonably believes spend less than 80% of their working time in the Business. Each such employee is reasonably necessary for the carrying on of the Business in a manner consistent with how it has been conducted in the 12 months prior to the date of this Agreement.

7.1.4	The numbers of employees included in the red, pink and blue boxes for each jurisdiction contained in the Target Operating Model are accurate in all material respects at 1 February 2020.

7.1.5	The Data Room contains details (or in the case of paragraph 7.1.5(i) such details have been Fairly Disclosed), anonymised where relevant, which are accurate in all material respects, of:

(i)	each Senior Employee’s principal terms and conditions of employment, including:

(a)
full particulars of remuneration and all material benefits (including any benefits and privileges that any Group Company provides or is bound to provide to them or their dependants, whether now or in the future);

(b)	their period of continuous employment;

(c)	the location in which they are based;

(d)	the type of contract under which he or she is employed (whether permanent, full-time, part-time or other);

(e)	the governing law of his/her contract; and

(f)	the length of notice necessary to terminate his/her employment or, if he or she is on a fixed term contract, the expiry date of the fixed term;

(ii)	where any Senior Employee has been continually absent from work for a period in excess of three months, the reason for the absence;

(iii)	the standard terms and conditions of employment for Senior Employees;

(iv)	the total number of self-employed consultants or contractors and agency workers who provide services to any Group Company;

(v)
summary details of all bonus, profit share, commission or other incentive arrangements: (A) that are material to any Group Company; and (B) in which any Employees are eligible to participate and, so far as the Seller is aware, any other Workers are eligible to participate;

(vi)
details of any policies or arrangements under which Employees dismissed by reason of redundancy in accordance with the Employment Rights Act 1996 (or any analogous legislation in any relevant jurisdiction) are entitled to payments in excess of statutory redundancy entitlements along with details

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of any custom and practice adopted by any Group Company in relation to the making of redundancy payments; and

(vii)	all material written employment policies relevant to the Employees of that Group Company.

7.1.6
Other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year, there are no material sums owing by any Group Company to or from any current or former Employee (or, so far as the Seller is aware, any other Worker) that have not been accrued or provided for in the relevant Carve-out Accounts or which will not be accounted for in the Closing Statement.

7.1.7
So far as the Seller is aware, except as Fairly Disclosed, since 30 September 2019, no Group Company has materially altered the terms of employment or engagement (including but not limited to terms relating to remuneration) or materially increased or improved any material benefit or any material customary or discretionary arrangement or practice of any Senior Employee or a material number of Employees or other Workers, nor has it offered, promised or agreed to any such material future variation in the terms of employment or engagement of any Senior Employee or a material number of Employees or other Workers.

7.2	Employees

7.2.1
So far as the Seller is aware, each Group Company has, in the last three years, complied in all material respects with its obligations to applicants for employment, its Employees and other Workers and former Employees and other Workers and all Representative Bodies, and has maintained records in respect of the same which comply with Applicable Law in all material respects.

7.2.2	All holiday pay for periods of holiday taken by Employees and other Workers has been correctly calculated and paid, in accordance with Applicable Law.

7.2.3
There is no term of employment for any Managing Director which provides that a change of control of any Group Company entitles the Managing Director to treat the change of control as amounting to a breach of the relevant contract, entitling him/her to any payment, additional period of notice or other benefit whatsoever or entitling him/her to treat him/herself as redundant or otherwise dismissed or released from any obligation, the effect of which, individually or in aggregate, would be material to the relevant Group Company.

7.3	Disputes

7.3.1
The Group is not and has not within the Relevant Period been involved in any material dispute, claim or legal proceedings under Applicable Law with or in relation to any Senior Employee or any former Senior Employee (excluding, for the avoidance of doubt, any former Senior Employee who entered into a valid and legally binding settlement agreement) and, so far as the Seller is aware, there is no fact or matter in existence which could give rise to any such material disputes, claims or legal proceedings.

7.3.2
No enquiry or investigation affecting any Group Company has been made or, so far as the Seller is aware, threatened by any governmental, statutory or regulatory authority or any health and safety enforcement body in respect of any act, event,

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omission or other matter arising out of or in connection with the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person and, so far as the Seller is aware, there are no circumstances which may give rise to any such enquiry or investigation.

7.3.3
So far as the Seller is aware, no Employee of any Group Company is, or has within the Relevant Period been, involved in any criminal proceedings relating to their employment or engagement with the relevant Group Company and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such proceedings.

7.3.4
No Senior Employee is subject to a current disciplinary sanction relating to their employment with the relevant Group Company and, so far as the Seller is aware, there is not currently nor has there been within the Relevant Period any disciplinary investigation or procedure in relation to any Senior Employee. So far as the Seller is aware, no Senior Employee has within the Relevant Period brought a grievance or otherwise raised a complaint against their employer or any of its employees, officers or workers.

7.3.5	So far as the Seller is aware, no Employee or other Worker has in the last 12 months made a disclosure that would qualify for whistleblower protection under Applicable Law.

7.3.6
There is not, and during the Relevant Period there has not been, any industrial action affecting any Group Company and, so far as the Seller is aware, there are no circumstances which might give rise to any such industrial action.

7.3.7
So far as the Seller is aware, no Senior Employee is in material breach of his/her contract of employment or any obligation or duty (whether fiduciary, statutory or otherwise) which he or she owes to his or her employer.

7.3.8
No Group Company has incurred any liability for a failure to provide information or to consult with its Employees (or, so far as the Seller is aware, other Workers) under any Applicable Law where such liability would be material in the context of the relevant Group Company.

7.4	Termination of employment

7.4.1	No Senior Employee has given or received notice to terminate his/her employment.

7.4.2	No member of the Seller’s Group or Group Company has proposed to terminate the employment of any Senior Employee.

7.5	Works Councils and Employee Representative Bodies
The Data Room contains:

7.5.1
full and accurate particulars of all Representative Bodies which by law or under any collective bargaining agreement have the right to be informed and consulted on matters which affect the Employees of any Group Company; and

7.5.2
all union recognition agreements, collective or workforce agreements, trade union membership agreements, dismissal procedures agreements, works council and European Works Council agreements (other than national collective bargaining

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agreements or industry wide collective agreements) between any Group Company and any Representative Body.

7.6	Group Retirement Benefit Arrangements

7.6.1
Except pursuant to the Plans or pursuant to any State Pension Scheme no Group Company is under any obligation or commitment (whether or not written or unwritten or of an individual or collective nature) to pay, provide or contribute towards any Relevant Benefit for or in respect of any current or former employee, director or other officer (or any spouse, child or dependant thereof) of the Group Company or any predecessor in business of the Group Company.

7.6.2	Copies of the Plan Documents are included in the Data Room and these comprise all material documents governing the Plans. So far as the Seller is aware, these documents are complete and accurate.

7.6.3
Wherever required, each Plan has been approved by and/or registered with the appropriate taxation, social security and supervisory authorities in the relevant country or state and so far as the Seller is aware there is no ground on which such approval may cease to apply.

7.6.4	All amounts due to be paid by each Group Company to or in respect of any Plan and State Pension Schemes have been paid by the due dates.

7.6.5
Each Group Company has observed and performed all its obligations in all material respects under the relevant Plan Documents of any Plan, the requirements of the relevant supervisory authorities in the relevant country or state and all applicable laws.

7.6.6
So far as the Seller is aware, any trustees, managers, administrators and any other person or body with responsibilities relating to any Plan, have observed and performed all their obligations in all material respects under the relevant Plan Documents, the requirements of the supervisory authorities in the relevant country or state and all applicable laws.

7.6.7
Other than G4S International Logistics (UK) Limited, no employer debt or other withdrawal liability shall be incurred by any Group Company or any member of the Purchaser's Group as a consequence of the withdrawal of any Group Company from participation in any Plan on or as a result of Closing.

7.6.8	So far as the Seller is aware, there are no actions, suits, claims or complaints in progress, pending, threatened or anticipated in respect of any of the Plans.

7.6.9
In the UK, no circumstances exist as a result of which any Group Company might be issued with a contribution notice under sections 38-51 of the Pensions Act 2004 and no Group Company is, or within the last 24 months has been, an associate of or connected with any person who is an employer in relation to any defined benefit occupational pension scheme other than the G4S Pension Scheme.

7.6.10
In the Netherlands, subject to the participation in the mandatory industry wide Pension Fund for the Security Sector ('Pensioenfonds Particuliere Beveiliging') there is and, so far as the Seller is aware, has not been in the five year period preceding the date of this Agreement any statutory obligation for any Group Company in the Netherlands

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to participate in any mandatory industry wide pension fund for any employee or former employee of any Group Company in the Netherlands.

8	Legal Compliance

8.1	Licences and consents

8.1.1
Each Group Company has obtained, holds and maintains all material licences, permits, consents, registrations and authorisations necessary to conduct the Business (as conducted immediately prior to the Reorganisation) or necessary to own or operate the assets required to conduct the Business (as conducted immediately prior to the Reorganisation) (collectively, the “Business Licences”).

8.1.2
Each Group Company is (and during the three years prior to the date of this Agreement has been), and the Business is operated (and during the three years prior to the date of this Agreement has been operated), in material compliance with all Business Licences.

8.1.3
In the past three years, no written notification has been received by any member of the Seller’s Group nor, so far as the Seller is aware, any officer or employee of any member of the Seller’s Group, that indicates that any Business Licence is likely to be suspended, modified or revoked or will likely not be extended, renewed or, where necessary, transferred. So far as the Seller is aware, no facts or circumstances exist which may result in the termination, revocation, suspension or modification of any Business Licence or that may prejudice the extension, renewal or, where necessary, transfer of any Business Licence.

8.2	Compliance with laws

8.2.1
No Group Company, nor (so far as the Seller is aware) any of the officers or employees of any Group Company (during the course of his duties), has done or omitted to do anything which amounts to a contravention of any Applicable Law that has given rise to or is reasonably capable of giving rise to any fine, penalty or other liability or sanction that is, in any case, material in the context of the relevant Group Company.

8.2.2
No member of the Seller’s Group (or a Group Company) has received any written notice during the past three years from any court, tribunal, arbitrator, judicial body, governmental agency or regulatory body with respect to any alleged or actual violation of, liability under and/or failure to comply with any Applicable Law concerning any Group Company, or requiring any Group Company and/or the Business to take or omit any action.

8.3	Anti-Corruption Laws

8.3.1	In this paragraph 8.3:
“Prohibited Payment” means any payments of a kind as prohibited by the UK Bribery Act 2010, if it were made by a British citizen and/or UK incorporated entity.

8.3.2
No Group Company nor, so far as the Seller is aware, any (a) of the Group Companies’ directors, officers, employees or Associated Persons (whilst acting in such capacity), nor any person acting on any Group Company’s behalf (whilst acting in such capacity) or (b) person providing services to the Business (whilst acting in such capacity:

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(i)	has engaged (or is engaging) in any activity, practice, conduct or omission that was (or is) a violation of any applicable Anti-Corruption Laws; and/or

(ii)	has made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any Prohibited Payment, and the Business’s operations have also not otherwise involved:

(a)	any activity, practice, conduct or omission that was (or is) in violation of any applicable Anti-Corruption Laws; or

(b)	the making, offering, promising, or authorization of, or the giving, requesting or seeking of, directly or indirectly, any Prohibited Payment.

8.3.3
Where, and to the extent, required to do so by Applicable Law, the Group Companies have taken steps to ensure that any person acting on a Group Company’s behalf (whilst acting in such capacity) is compliant with any applicable Anti-Corruption Laws.

8.3.4
The Group has put in place, and the Business is otherwise subject to, policies and procedures to prevent bribery by its directors, officers, employees and Associated Persons substantially in accordance with any applicable statutory or other guidance and generally accepted industry standards.

8.3.5
No Group Company, nor any other member of the Seller’s Group (in the latter case, in respect of the Business only) nor, so far as the Seller is aware, any of their respective directors, officers, employees or Associated Persons (whilst acting in such capacity and, in the case of directors, officers, employees or Associated Persons of the Seller’s Group, whilst acting in respect of the Business only), is or has in the two years prior to the date of this Agreement been subject to, or the subject of, any civil, criminal or administrative proceedings, warning letters, notices of violation, penalties, judgments, decisions or consent orders, audits, external investigations, or self-disclosures in relation to any alleged or actual violation of applicable Anti-Corruption Laws (“ABAC Actions”). So far as the Seller is aware, no such ABAC Actions are pending or threatened, nor, so far as the Seller is aware, are there any facts or circumstances which are reasonably likely to give rise to any such ABAC Actions.

8.4	Anti-money laundering

8.4.1
The operations of each Group Company and the Business are, and have in the three years prior to the date of this Agreement been, conducted in compliance with Applicable Law relating to anti-money laundering and counter-terrorism (“Money Laundering Laws”).

8.4.2
In the three years prior to the date of this Agreement there have been no formal investigations, actions, suits or proceedings by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company and/or the Business with respect to Money Laundering Laws (“AML Actions”). So far as the Seller is aware, no such AML Actions are pending or threatened, nor, so far as the Seller is aware, are there any facts or circumstances which are reasonably likely to give rise to any such AML Actions.

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8.4.3	The Group has put in place, and the Business is otherwise subject to, policies and procedures to prevent breaches of Money Laundering Laws.

8.5	Sanctions

8.5.1	Neither the Group Company nor the Business nor, so far as the Seller is aware, any of their respective directors, officers or employees:

(i)	is in violation of, or has in the two years prior to the date of this Agreement violated, any Sanctions;

(ii)	is, or has been, a Restricted Person;

(iii)	is engaging, or has engaged, in any transaction or conduct that could result in a Group Company or any of the Group Companies’, directors, officers or employees becoming a Restricted Person; and/or

(iv)	is conducting, or has in the two years prior to the date of this Agreement conducted, any business dealings or activities with or for the benefit of any Restricted Person.

8.5.2
No Group Company nor the Business nor, so far as the Seller is aware, any of the Group Companies’ directors, officers or employees is or has in the three years prior to the date of this Agreement been engaged in or been subject to any litigation, arbitration, settlement, proceedings (including alternative dispute resolution, criminal and/or administrative proceedings), or formal investigation by any governmental, administrative or regulatory body concerning or relating to any alleged or actual violation of Sanctions and/or transactions or contracts with Restricted Persons (“Sanctions Actions”). So far as the Seller is aware, no such Sanctions Actions are pending or threatened, nor, so far as the Seller is aware, are there any facts or circumstances which are reasonably likely to give rise to any such Sanctions Actions.

8.5.3
The Group has in place, and the Business is otherwise subject to, adequate policies, procedures and systems designed to prevent any violation of applicable Sanctions and/or prevent it (and/or any of its directors, officers or employees) from being designated and/or listed as a Restricted Person.

9	Anti-Competitive Agreements and Practices

9.1
So far as the Seller is aware, no Group Company is or has been a party to any agreement or concerted practice or involved in any business conduct during the last six years which infringes, or is otherwise void or unenforceable in whole or in part pursuant to any anti-trust or similar legislation in any jurisdiction (including Articles 101 and 102 of the Treaty on the Functioning of the European Union (formerly Articles 81 and 82 of the EC Treaty) and the Competition Act 1998) or has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court, tribunal or authority, or has received any written complaint alleging infringement of any such legislation.

9.2	So far as the Seller is aware, no Group Company is or has been involved in any business conduct material to the Business during the last six years which infringes any fair trading,

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dumping, state aid or similar legislation in any jurisdiction, or has received any written complaint alleging infringement of any such legislation.

9.3
So far as the Seller is aware, no Group Company has during the last six years been in receipt of any state aid within the meaning of Article 107(1) of the Treaty on the Functioning of the European Union.

10	Litigation

10.1	Current proceedings

10.1.1
No Group Company is involved, whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, mediation, arbitration or other dispute resolution proceedings (other than as claimant in the collection of debts arising in the ordinary and usual course of its business (none of which exceeds £100,000 for uninsured claims and £500,000 for insured claims)) which is material to the business of such Group Company.

10.1.2	No Group Company is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body which is material to the business of such Group Company.

10.2	Pending or threatened proceedings
So far as the Seller is aware, no:

10.2.1	such claim, legal action, proceeding, suit, litigation, prosecution, investigation, mediation, arbitration or other dispute resolution proceedings of material importance to the Group; and

10.2.2	no such investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body of material importance to the Group, in each case, is pending or threatened by or against any Group Company.

11	Insurance

11.1	Particulars of insurances
Summary particulars and/or copies of the Target Group Insurance Policies material to the business of the Group are disclosed in the Data Room.

11.2	Details of policies
In respect of the insurances referred to in paragraph 11.1 and Seller’s Group Insurance Policies that the Group Companies benefit from:

11.2.1	all premiums have been duly paid to date;

11.2.2	so far as the Seller is aware, each of them is in full force and effect;

11.2.3	so far as the Seller is aware, no insurer is likely to be entitled to avoid liability under such insurances; and

11.2.4	the Group Companies have not received any written notification that such insurances are not valid or enforceable.

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11.3	Insurance Claims
In respect of the insurances referred to in paragraph 11.1 and Seller’s Group Insurance Policies that the Group Companies benefit from:

11.3.1	details of all insurance claims in excess of £500,000 made during the past two years are contained in the Data Room; and

11.3.2	no insurance claim in excess of £500,000 is outstanding.

12	Tax

12.1	Returns, Information and Clearances
All material returns, computations, notices, accounts, statements, assessments, registrations and information which are or have been required to be made or given by each Group Company for any Taxation purpose: (i) have been made or given within the requisite periods to a material extent and on a proper basis and are up-to-date and in all material respects correct; and (ii) none of them is, or so far as the Seller is aware is likely to be, the subject of any material dispute with or investigation by any Tax Authority.

12.2	Taxation Liabilities

12.2.1	Without prejudice to any liability which may arise under the Tax Indemnity, each Group Company has duly and punctually paid all Taxation which it has become liable to pay to a material extent.

12.2.2	There are set out in the Disclosure Letter full particulars of any arrangements under which Taxation may be paid by or on behalf of any Group Company on a group or instalment basis.

12.2.3	In the two years before the date of this Agreement, no Group Company has paid, or been liable to pay, any material penalty, fine or default surcharge in connection with any Taxation.

12.2.4	In the three years before the date of this Agreement, no Group Company has been subject to any material dispute or non-routine enquiry, visit, audit or investigation by any Tax Authority.

12.3	Company residence
Each Group Company has been resident for Taxation purposes in its place of incorporation and nowhere else at all times since its incorporation. No Group Company has been liable to pay Taxation on its net income, profit or gains to any Tax Authority outside its jurisdiction of incorporation.

12.4	VAT

12.4.1	Each Group Company has complied materially with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

12.4.2	Each Group Company has not at any time been a member of a group registration for VAT purposes (other than a group registration all of the other members of which were Group Companies).

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12.5	Groups
There are set out in the Data Room particulars of all arrangements or agreements relating to Tax Relief to which a Group Company is a party and in respect of which a payment may need to be made following Closing. The Disclosure Letter contains full particulars of: (i) all groups and consolidated groups for Tax purposes and fiscal unities of which any Group Company is, or has within the last three years been, a member; and (ii) any arrangements for the payment of group Tax liabilities to which any Group Company is, or has within the last three years been, a member.

12.6	Transfer pricing and balancing payments
So far as the Seller is aware, all material related party transactions were entered into by each Group Company on arm’s length terms. There are set out in the Data Room particulars of all arrangements or agreements relating to the making of balancing payments in respect of which a payment may need to be made following Closing.

12.7	Transfer Taxes
There are set out in the Data Room full particulars of all transactions effected within three years prior to the date of this Agreement for which a Group Company has made a claim for relief from transfer taxes.

12.8	Deductions and withholdings
So far as the Seller is aware, each Group Company has within the period of three years prior to the date of this Agreement made all deductions, withholdings and retentions of or on account of Taxation (including for the avoidance of doubt PAYE and social security contributions) as it was or is obliged by law to make and has accounted, or will account, for all such amounts to the relevant Tax Authority, in each case within applicable time limits.

12.9	Tax avoidance
So far as the Seller is aware, no Group Company has been a party to any transaction, scheme or arrangement with the main purpose of avoiding or evading Tax.

12.10	Special Tax arrangements
Within the period of three years prior to the date of this Agreement, the amount of Taxation chargeable on any Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession, agreement or formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally).

12.11	Tax documentation

12.11.1	So far as the Seller is aware, all records which any Group Company is required to keep for Taxation purposes have been kept for the requisite periods.

12.11.2
So far as the Seller is aware, all documents forming part of the title to any asset of any Group Company have been duly stamped (for the purposes of UK stamp duty), to the extent that it is reasonably likely to become necessary for that Group Company to procure the stamping of any such document.

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13	Important business issues since the Carve-out Accounts Date
Since the Carve-out Accounts Date except as provided for in the Reorganisation Steps Plan:

13.1.1
there has been no material adverse change in the financial or trading position or the prospects of any Group Company (other than a change affecting or likely to affect all companies carrying on a similar business or conducting business in the jurisdiction in which the relevant Group Company carries on its business);

13.1.2	each Group Company has conducted its business as a going concern in the ordinary and usual course;

13.1.3	no Group Company has declared, made or paid any dividend or other distribution to its members other than a dividend or distribution to another Group Company; and

13.1.4	no Group Company has issued or agreed to issue any share or loan capital.

14	General

14.1	Authority and capacity

14.1.1	The Seller and each of the Group Companies is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2
The Seller has the legal right and full power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

14.1.3	The documents referred to in paragraph 14.1.2 will, when executed, constitute valid and binding obligations on each Relevant Seller, in accordance with their respective terms.

14.1.4
The Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement and the other Transaction Documents to be executed by it.

15	Insolvency etc.

15.1	Insolvency

15.1.1	No Group Company or member of the Seller’s Group which is transferring assets (including securities) to the Purchaser or any Group Company as part of the Transaction (each a “Selling Entity”):

(i)	is insolvent under the laws of its jurisdiction of incorporation;

(ii)	is or is deemed to be unable to pay its debts as they fall due; or

(iii)	has stopped payment or suspended payment of its debts due to impending insolvency.

15.1.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company.

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15.1.3	No steps have been taken to enforce any security over any assets of any Group Company.

15.1.4
No order has been made, no resolution has been passed and no petition has been presented or meeting convened for or in relation to the winding up of any Group Company or Selling Entity, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of any Group Company or Selling Entity.

15.1.5
In respect of any Group Company or Selling Entity, no moratorium has been sought or granted under any applicable insolvency legislation, no voluntary arrangement has been proposed or approved under any applicable insolvency legislation and no compromise or arrangement has been proposed to, or proposed, approved, agreed to or sanctioned by, all of, or an entire class of, its creditors.

16	Social matters
In this paragraph 16:
“Human Rights” means the rights inherent to all human beings as enshrined in the UN Universal Declaration of Human Rights, the Covenants under the International Bill of Human Rights, and any other Applicable Law otherwise concerning human rights, including the European Charter on Human Rights, the European Convention on Human Rights, the UK Human Rights Act 1998, the UK Modern Slavery Act 2015 and International Labour Organization conventions.

16.1.1	So far as the Seller is aware, each of:

(i)
the Group Companies and the Business is operated, and during the two years prior to the date of this Agreement has been operated, in material compliance with all Applicable Laws concerning Human Rights; and

(ii)
the Group Companies’ respective directors, employees, agents, representatives and contractors are, and during the two years prior to the date of this Agreement have been, in material compliance with all Applicable Laws concerning Human Rights.

16.1.2
So far as the Seller is aware, the Group Companies and the Business are, and have for the last two years been operated, in material compliance with the standards and principles concerning Human Rights as set out in the UN Universal Declaration of Human Rights, the Covenants under the International Bill of Human Rights, the European Charter on Human Rights, the European Convention on Human Rights and the International Labour Organization conventions.

16.1.3
No Group Company, nor the Business nor, so far as the Seller is aware, any officer, agent or employee of any Group Company is (or has in the two years prior to the date of this Agreement been) subject to, or the subject of, any prosecution, litigation, arbitration, investigation, action, proceedings or settlement of any proceedings concerning Human Rights (“Human Rights Actions”) and, so far as the Seller is aware, there are no facts or circumstances which are reasonably likely to give rise to any such Human Rights Actions.

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16.1.4
The Group and the Business have put in place, or are otherwise subject to, adequate policies, procedures and systems designed to: (a) prevent any material violation of Applicable Laws concerning Human Rights and/or worker and/or employee protection and/or welfare; and (b) facilitate and permit employee and/or worker whistleblowing.

16.1.5
So far as the Seller is aware, no Group Company nor the Business nor, so far as the Seller is aware, any of the Group Companies’ directors, employees, agents, representatives, contractors or sub-contractors (in all cases whilst acting in connection with the activities and operations of the Business and/or any Group Company) has in the two years prior to the date of this Agreement engaged or is engaging in any activity, practice or conduct that involves or is connected to:

(i)	persons being held in slavery or servitude;

(ii)	persons being required to perform forced, compulsory or indentured labour;

(iii)	persons having passports confiscated and/or being restricted from travelling; and/or

(iv)	human trafficking.

16.1.6
So far as the Seller is aware, none of the matters referred to in the Council on Ethics for the Norwegian Government Pension Fund Global’s public statement of 14 November 2019 concerning human rights issues and migrant worker practices associated with the Seller’s Group directly or indirectly concern or relate to any activities undertaken by the Business or any Group Company (or, so far as the Seller is aware, any officer, director, employee, worker agent or contractor of any Group Company).

17	Environmental matters
In this paragraph 17:
“Environment” means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or manmade structure), land (including land under water, surface land and subsurface land), climate, flora, fauna, ecosystems and man;
“Environmental Law” means any Applicable Laws, statutory guidance, codes of practice (having the force of law) and notices under legislation concerning the protection of the Environment, the health, safety and welfare of persons in the workplace (or in the course of their work), or the generation, manufacture, transportation, storage, treatment, or disposal, import, export, supply, distribution or other handling of any substance or waste which is capable of causing harm or damage to the Environment (in all cases, from time to time in effect);
“Environmental Licence” means any permit, licence, authorisation, registration, certificate, permission, accreditation, consent, exemption or other approval required under or in relation to any Environmental Law; and
“Remedial Action” means any material work or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any contaminating substance (including any controlled, clinical, special or hazardous waste, any polluting, toxic,

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dangerous or radioactive substance, or any other similar substance capable of causing harm to the Environment) in or on the Environment.

17.1.1
Each Group Company is (and during the two years prior to the date of this Agreement has been), and the Business is operated (and during the two years prior to the date of this Agreement has been operated), in material compliance with all applicable Environmental Laws.

17.1.2
Each Group Company has obtained all material Environmental Licences necessary to conduct the Business (as conducted immediately prior to the Reorganisation) or necessary to own or operate the assets required to conduct the Business (as conducted immediately prior to the Reorganisation) (collectively, the “Group Environmental Licences”) and, so far as the Seller is aware, no facts or circumstances exist (including the arrangements contemplated by this Agreement) which may result in the termination, revocation or suspension of any Group Environmental Licence.

17.1.3
No Group Company is involved in any claim, legal action, proceeding, suit, litigation, prosecution, mediation, arbitration or other dispute resolution proceedings concerning any Environmental Law or any Environmental Licence which is material to the business of the Group (“Environmental Actions”) and, so far as the Seller is aware, no Environmental Actions are pending or threatened against a Group Company.

17.1.4
No Group Company nor any part of the Business is responsible (wholly or in part) for any Remedial Action in relation to any property or part thereof now or previously owned, leased, occupied, used or controlled by any Group Company and/or the Business (including the Properties), where such Remedial Action is material in the context of that Group Company.

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Schedule 10
Warranties given by the Purchaser under Clause 9.3

1	Authority and Capacity

1.1	Incorporation
Each Relevant Purchaser is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

1.2	Authority to enter into Transaction Documents

1.2.1	The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by it.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.

1.3	Authorisation
The Purchaser has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and perform this Agreement and the other Transaction Documents to be executed by it.

2	Financing
At the relevant time for payment, the Purchaser will be able to pay the Purchase Price.

3	Insolvency etc.

3.1.1	No Relevant Purchaser is insolvent or unable to pay its debts as they fall due.

3.1.2
There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Purchaser’s Group which may adversely affect the ability of any Relevant Purchaser to comply with the Transaction Documents and, so far as the Relevant Purchasers are aware, no events have occurred which, under Applicable Laws, would justify such proceedings.

3.1.3
So far as the Relevant Purchasers are aware, no steps have been taken to enforce any security over any assets of any member of the Purchaser’s Group which may adversely affect the ability of any Relevant Purchaser to comply with the Transaction Documents and no event has occurred to give the right to enforce such security.

4	Member of the Purchaser’s Group
Each Relevant Purchaser is a member of the Purchaser’s Group.